Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

BOREN MINERALS,

as Seller

and

KIMBELL ROYALTY PARTNERS, LP,

and

KIMBELL ROYALTY OPERATING, LLC,

as Buyer

Dated as of January 7, 2025

TABLE OF CONTENTS

Article 1 Definitions and Rules of Construction	1

1.1 Definitions	1
1.2 Rules of Construction	18

Article 2 Purchase and Sale; Closing	18

2.1 Purchase and Sale of Assets	18
2.2 Purchase Price	18
2.3 Deposit	19
2.4 Adjustments	19
2.5 Closing Statement	20
2.6 Closing	20
2.7 Closing Obligations	21
2.8 Post-Closing Adjustment.	22
2.9 Intended Tax Treatment; Purchase Price Allocation	24
2.10 Allocation of Revenues and Other Payments	25
2.11 Withholding	25

Article 3 Representations and Warranties Relating to Seller	26

3.1 Existence and Qualification	26
3.2 Power; Authorization and Enforceability	26
3.3 No Conflicts	27
3.4 Litigation	27
3.5 Taxes	27
3.6 Contracts	28
3.7 Environmental Matters	29
3.8 Compliance with Laws	29
3.9 Consents and Preferential Rights	30
3.10 Brokers’ Fees	30
3.11 No Cost-Bearing Interests	30
3.12 Bankruptcy	30
3.13 Financial Statements	30
3.14 Pre-Signing Due Diligence	30
3.15 Securities Law Compliance	31

Article 4 Representations and Warranties Relating to Buyer	31

4.1 Organization of Buyer	31
4.2 Power, Authorization and Enforceability	32
4.3 No Conflict; Consents	32
4.4 Litigation	32
4.5 Brokers’ Fees	32
4.6 Bankruptcy	32
4.7 Financing	32
4.8 Securities Law Compliance	32
4.9 Capitalization	33
4.10 No Integration	34
4.11 No Stabilization	34
4.12 Financial Statements	34
4.13 Independent Registered Public Accounting Firm	34
4.14 Controls and Procedures; Listing	35
4.15 No Unitholder Approval	35
4.16 Contracts	35
4.17 Absence of Certain Changes	35
4.18 Taxes	35
4.19 Environmental Matters	35
4.20 Form S-3 Eligibility	36
4.21 Sarbanes-Oxley	36
4.22 Investment Company Status	36
4.23 Distribution Restrictions	36
4.24 Exemptions from Securities Laws	37
4.25 Buyer’s Independent Investigation	37
4.26 Limitations	39

Article 5 Covenants	40

5.1 Conduct of Business	40
5.2 Records	42
5.3 Further Assurances	42
5.4 Escrow Account	43
5.5 Fees and Expenses	43
5.6 Access	43
5.7 Confidentiality	43
5.8 Notices to Escrow Agent and Transfer Agent	44
5.9 No Shop	44
5.10 Additional Listing Application	45

Article 6 Tax Matters	45

6.1 Responsibility for Filing Tax Returns and Paying Asset Taxes	45
6.2 Asset Taxes	45
6.3 Transfer Taxes	46
6.4 Cooperation	47
6.5 Refunds	47
6.6 Tax Contests	47

Article 7 Conditions to Closing	48

7.1 Conditions to Obligations of Buyer to Closing	48
7.2 Conditions to Obligations of Seller to Closing	49
7.3 Satisfaction of Closing Conditions	49

Article 8 Termination	50

8.1 Termination	50
8.2 Effect of Termination	51
8.3 Specific Performance	52

Article 9 Assumed Obligations; Indemnification	53

9.1 Assumed Obligations	53
9.2 Seller’s Indemnification	53
9.3 Buyer’s Indemnification	53
9.4 Indemnification Procedures	54
9.5 Certain Limitations on Indemnity Obligations	56
9.6 Express Negligence	59
9.7 Survival	60
9.8 Waiver of Right to Rescission	60
9.9 Amendment or Dissolution of Seller	60

Article 10 Other Provisions	61

10.1 Notices	61
10.2 Assignment	62
10.3 Rights of Third Parties	62
10.4 Counterparts	63
10.5 Entire Agreement	63
10.6 Disclosure Schedule	63
10.7 Amendments; Waiver	64
10.8 Publicity	64
10.9 Severability	65
10.10 Governing Law; Jurisdiction; Jury Waiver	65
10.11 Waiver of Special Damages	66
10.12 Time	66
10.13 No Recourse	67
10.14 Relationship of Buyers	67

Exhibit A-1 to Purchase and Sale Agreement	71

Exhibit A-2 to Purchase and Sale Agreement	72

EXHIBIT B to Purchase and Sale Agreement	73

Exhibit C to Purchase and Sale Agreement	74

EXHIBIT D to Purchase and Sale Agreement	75

EXHIBIT E to Purchase and Sale Agreement	76

LIST OF Exhibits and DISCLOSURE SCHEDULES

Exhibits:

Exhibit A-1	Fee Minerals
Exhibit A-2	Wells
Exhibit B	Assignment
Exhibit C	Form of Letter-in-Lieu
Exhibit D	KRP Common Units
Exhibit E	Registration Rights Agreement

Disclosure Schedules:

Schedule 1.1	Excluded Disputed Interests
Schedule 3.4	Litigation
Schedule 3.5	Taxes
Schedule 3.6(a)	Material Contracts
Schedule 3.9	Consents
Schedule 3.14(a)	Asset Statements
Schedule 4.3	No Conflicts; Consents
Schedule 4.9(b)	Capitalization
Schedule 4.17	Absence of Certain Changes
Schedule 4.23	Distribution Restrictions
Schedule 5.1(b)	Permitted Activities – Seller
Schedule 5.2(d)	Permitted Activities – Buyer

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 7, 2025 (the “Execution Date”), is by and among Boren Minerals, a Saskatchewan partnership (“Seller”), KIMBELL ROYALTY PARTNERS, LP, a Delaware limited partnership (“KRP”), and KIMBELL ROYALTY OPERATING, LLC, a Delaware limited liability company (“Opco” and together with KRP, “Buyer”). Each of Seller, KRP and Opco is sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

Recitals:

WHEREAS:

A.	Seller owns certain rights, title and interests in and to certain mineral interests, overriding royalty interests, royalty interests and non-participating royalty interests in oil, gas, and other minerals underlying certain lands located in the Texas Counties of Martin and Andrews; and

B.	Seller desires to sell to Opco, and Opco desires to purchase from Seller, the Conveyed Assets (as defined below), on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions and Rules of Construction

1.1	Definitions. As used herein, the following terms shall have the following meanings:

“Additional Listing Application” has the meaning set forth in Section 5.10.

“Adjustment Amount” has the meaning set forth in Section 2.4.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocation” has the meaning set forth in Section 2.9(b).

“Asset Taxes” means any ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon the acquisition, operation or ownership of the Conveyed Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assignment” means the assignment and conveyance from Seller to Buyer, substantially in the form of Exhibit B, with respect to the Conveyed Assets.

“Assumed Obligations” has the meaning set forth in Section 9.1.

“Base Common Unit Consideration” has the meaning set forth in Section 2.2(c).

“Base Option Cash Purchase Price” has the meaning set forth in Section 2.2(b).

“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Boren Partners” means any Person that is a partner of the Seller, including Ruth Boren, Connie Arndt, Robert Darren Boren, Deborah Boren, Robert Dale Boren Family Trust, Connie Arndt Trust, Robert Darren Boren Trust, Deborah Boren Trust and any Person that becomes a partner of the Seller following the date hereof.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning set forth in the preamble of this Agreement and, for the avoidance of doubt, means KRP and Opco together.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Conveyed Assets.

“Buyer Cap” has the meaning set forth in Section 9.5(d).

“Buyer Credit Agreement” has the meaning set forth in Section 4.23.

“Buyer Entitlements” has the meaning set forth in Section 2.10(a).

“Buyer Equity Option” has the meaning set forth in Section 2.2(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the business, operation, or financial condition of Buyer and its subsidiaries taken as a whole or (b) the performance of Buyer’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Buyer Material Adverse Effect” shall not include material adverse effects resulting from: (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the assets of the Buyer are located; (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) acts of God, including pandemics, hurricanes, and storms; (v) acts or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, terrorist acts or any outbreak of hostilities, or war; (vii) any reclassification or recalculation of reserves in the Ordinary Course; (viii) changes in Laws or accounting principles; (ix) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 8; (x) any effect resulting from any action taken by Seller or any Affiliate of Seller, other than those expressly permitted in accordance with the terms of this Agreement; (xi) any effect resulting from any action taken by Buyer or any Affiliate of Buyer with Seller’s written consent; (xii) natural declines in well performance; (xiii) any changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Section 2.7 hereof; or (xiv) any matters, facts, or disclosures set forth in the Disclosure Schedules.

“Buyer Obligations” has the meaning set forth in Section 2.10(a).

“Claim Notice” has the meaning set forth in Section 9.4(b).

“Class B Units” means Class B units representing limited partner interests in KRP.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Payment” has the meaning set forth in Section 2.7(b)(ii).

“Closing Statement” has the meaning set forth in Section 2.5.

“Closing Statement Accountant” has the meaning set forth in Section 2.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited partner interests in KRP of the same class of common limited partner interests as is currently outstanding as of the Execution Date, with all rights, privileges and preferences applicable to such class.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 15, 2024, by and among the Seller and Kimbell Royalty Group, LLC.

“Consent” means any consent, approval, authorizations, or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made, or complied with, for, or in connection with, the sale, assignment, or transfer of any Conveyed Assets in connection with the transactions contemplated hereunder.

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding written agreement, commitment, lease, license, or contract, but excluding any contracts, agreements, and instruments included within the definition of “Excluded Assets,” any Hydrocarbon leases and/or any instruments constituting the Seller’s chain of title to the Conveyed Assets.

“Contracting Parties” has the meaning set forth in Section 10.13.

“Conveyed Assets” means all of Seller’s right, title, and interest in, to, and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:

(a)	all Hydrocarbons and other fee mineral interests, including reversionary interests, in, on, under or which may be produced from the lands described on, or described in the instruments described on, Exhibit A-1 (collectively, the “Mineral Interests”);

(b)	all pooled, communitized, or unitized interests to the extent arising out of, attributable to or allocated to all or part of any Mineral Interests (collectively, the “Units”, and collectively with the Mineral Interests, the “Oil and Gas Assets”);

(c)	all executive rights, if any, including the right to execute leases, to the extent applicable or arising out of the Mineral Interests;

(d)	all Hydrocarbon and/or mineral leases and Contracts to the extent binding on any of the Oil and Gas Assets or to the extent relating to the ownership or operation of the Oil and Gas Assets (but only to the extent applicable to the Oil and Gas Assets);

(e)	all Hydrocarbons and any other minerals in, on, under, or that may be produced from, allocated to or attributable to the Oil and Gas Assets on or after the Effective Time and all Mineral Proceeds attributable to production from or the ownership of the Oil and Gas Assets attributable to periods from and after the Effective Time, but excluding any Mineral Proceeds for which the Base Purchase Price was adjusted downwards pursuant to Section 2.4(b);

(f)	to the extent relating to the other Conveyed Assets and to the extent transferable (with consents if applicable), all rights and interests of Seller relating to existing claims and causes of action that may be asserted against a Third Party to the extent such rights and claims arise from any of the Assumed Obligations; and

(g)	the right to copy all Records in Seller’s possession or control; provided, however, that Seller shall retain originals of all Records.

“Customary Consent” means any Consent that is not required prior to, or is customarily obtained after, the assignment of any of the applicable interests, assets, properties, or interests included in the Conveyed Assets.

“Defensible Title” means record title, or title that is evidenced by legally enforceable instruments that would be successfully defended if challenged, of Seller in and to the Mineral Interests and Wells that, as of the Closing Date and subject to and except for Permitted Encumbrances: (a) as to each Mineral Interest listed on Exhibit A-1, entitles Seller to the number of NRAs in and to such Mineral Interest (or portion thereof) that Seller has identified on Exhibit A-1, as holding an interest therein as set forth therefor on Exhibit A-1, subject to any exceptions or any decreases: (i)resulting from reversion of interest to a Third Party owner with respect to operations in which other owners elect, after the Execution Date, not to consent; (ii)resulting from the existence, establishment or amendment of pools or units; (iii)required to allow joint owners to make up past underproduction or pipelines to make up past under deliveries; or (iv)resulting from any exceptions as to any applicable formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-1; as to each Well listed on Exhibit A-2, entitles Seller to receive in the aggregate a Net Revenue Interest in the case of such Well that Seller have listed on Exhibit A-2, not less than the Net Revenue Interest shown for such Well on Exhibit A-2, subject to any exceptions or any decreases (i) resulting from reversion of interest to a Third Party owner with respect to operations in which other owners elect, after the Execution Date, not to consent; (ii) resulting from the existence, establishment or amendment of pools or units or (iii) resulting from any exceptions as to any applicable formations or horizons or any decreases, in each case, as expressly stated or identified in Exhibit A-2; and (b)is free and clear of Liens.

“Disclosure Schedules” means the disclosure schedules attached hereto.

“Disputed Lands” is defined in the definition of Excluded Disputed Interests.

“Dollars” and “$” mean the lawful currency of the United States.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Due Diligence Information” has the meaning set forth in Section 4.25(b).

“Effective Time” means 12:00 a.m. local time at the location of the Mineral Interests on October 1, 2024.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement with respect to the Performance Deposit.

“Escrow Agent” means Royal Trust Corporation of Canada.

“Escrow Agreement” means an Escrow Agreement dated as of the Execution Date by and among Seller, Buyer, and Escrow Agent.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.5.

“Excluded Assets” means:

(a)	the Excluded Disputed Interests;

(b)	all right, title, and interest to the properties and assets not specifically described or included in the definition of “Conveyed Assets” including all other oil, gas and other fee mineral interest and/or other interests owned or held by the Seller in and to lands and properties;

(c)	all rights, claims, defenses, counterclaims, causes of action, and interest in and to the Fasken Litigation;

(d)	the Fasken Litigation Suspense Funds;

(e)	subject to Section 6.5, any and all claims of Seller for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Time, as determined pursuant to Section 6.2, (ii) Income Taxes of Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Conveyed Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time;

(f)	all Mineral Proceeds, trade credits, all accounts, receivables, and all other proceeds, income or revenues attributable to (i) the Conveyed Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets (including the Fasken Litigation Suspense Funds);

(g)	except to the extent relating to an Assumed Obligation for which Buyer is indemnifying Seller hereunder, all claims, rights, causes of action, counterclaims and interests of Seller or Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions, or events, or damage to or destruction of Conveyed Assets prior to the Effective Time;

(h)	originals of all Records;

(i)	all legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (other than title opinions, abstracts, lease files, title files, mineral ownership reports, runsheets, or similar information relating to the ownership of the Mineral Interests or the Wells);

(j)	all data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of the Conveyed Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Conveyed Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(k)	all corporate, partnership, financial, accounting, and Income Tax records (including Tax Returns) and legal data and records that relate to any of Seller or its Affiliates’ businesses generally (whether or not related to the Conveyed Assets but specifically excluding title opinions, abstracts, lease files, title files, mineral ownership reports, runsheets, or similar information relating to the ownership of the Mineral Interests or the Wells);

(l)	all books, records and files to the extent relating to the other Excluded Assets;

(m)	all emails and text messages of Seller and its Affiliates;

(n)	any data, software, or records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by Contract or other agreement or instrument with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(o)	any obligations with respect to any Indebtedness for Borrowed Money of Seller; and

(p)	any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Mineral Interests, and any pricing assumptions, forward pricing estimates price decks, or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties.

“Excluded Disputed Interests” shall mean an undivided nonparticipating royalty interest in and to all oil, gas and other minerals in, to, and under or that may at any time hereinafter be produced from Seller’s interests in the lands to the extent granted, sold and conveyed under that certain instrument described on Schedule 1.1 (the “Disputed Lands”), in an amount equal to the positive remainder, if any, of (a) twenty five percent (25%) minus (b) the royalty percentage reserved unto Midland Farms Company and its successors and assigns under that certain instrument described on Schedule 1.1 (the royalty interest described in subpart (b), the “MFC Royalty”); provided, however, notwithstanding anything herein to the contrary, the Excluded Disputed Interests shall not include, and the Conveyed Assets shall include, (i) a seventy-five percent (75%) undivided royalty interest in and to all oil, gas and other minerals in, to, and under or that may at any time hereinafter be produced from the Disputed Lands and (ii) all other rights, title and interest in and to the Disputed Lands, including any bonuses and/or rentals which may be received or derived from the leasing of the Disputed Lands for oil, gas and/or other minerals; provided, further, (A) in each case of the foregoing subpart (a), subpart (b) and subpart (i), the percentages set forth therein shall be proportionally reduced to the extent that the undivided interests of Seller in and to the mineral estate in, on and under the Disputed Lands is less than a one hundred percent (100%) undivided interest of the mineral estate in, on and under the Disputed Lands and (B) in no event shall the interests included in the Conveyed Assets that are described in subpart (i) above be less than a seventy-five percent (75%) undivided royalty interest (proportionately reduced in accordance with subpart (A) above) in and to all oil, gas and other minerals in, to, and under or that may at any time hereinafter be produced from the Disputed Lands, it being the intent of the Parties that if Seller owns an interest in the Disputed Lands that is equal to or less than a seventy-five percent (75%) undivided royalty interest (proportionately reduced in accordance with subpart (A) above) in and to all oil, gas and other minerals in, to, and under or that may at any time hereinafter be produced from the Disputed Lands, any deficiencies or reductions shall be applied to the Excluded Disputed Interests and not the interests included in the Conveyed Assets that are described in subpart (i) above and (C) the Excluded Disputed Interests are a royalty interest only and shall be non-participating as to any bonuses and/or rentals which may be received or derived from the leasing of the Disputed Lands for oil, gas and/or other minerals. For the avoidance of doubt, Schedule 1.1 sets forth illustrative examples for the royalty interests constituting the Excluded Disputed Interests based on the potential ultimate determination of the royalty interest constituting the MFC Royalty; provided, however, the interests set forth in Schedule 1.1 are for illustrative purposes only and in no event constitute a representation or warranty by Seller of any interests held by any person or entity in any of the Disputed Lands, the Excluded Disputed Interests, the MFC Royalty or the Conveyed Assets.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Fasken Litigation” means the active and ongoing litigation known as Boren Descendants and Royalty Owners v. Fasken Oil and Ranch, Ltd., et al., No. 11-22-00365-CV.

“Fasken Litigation Suspense Funds” means all funds held in suspense accounts by Third Party operators, for and on behalf of Seller, pending the resolution of the Fasken Litigation, and which funds are attributable to the Excluded Disputed Interests.

“Final Closing Statement” has the meaning set forth in Section 2.8(b).

“Final Settlement Date” has the meaning set forth in Section 2.8(a).

“Fundamental Representations” means (i) with respect to Seller, the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.10, and Section 3.12, and (ii) with respect to Buyer, the representations and warranties of Buyer set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.5, Section 4.6, Section 4.9, Section 4.15 and Section 4.20.

“Fraud” means, with respect to any Party, any actual and intentional fraud in the representations and warranties of such Party set forth in Article 3 or Article 4, as applicable; provided that such actual and intentional fraud of a Party shall only be deemed to exist if such Party had actual knowledge (as opposed to any imputed or constructive knowledge) that the representations and warranties made in Article 3 or Article 4 (or any certificate delivered pursuant to this Agreement) were actually breached when made, with the express intention that the other Party rely thereon to such other Party’s detriment. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“GAAP” means generally accepted accounting principles of the United States, as consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes); (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above; or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person; (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties; (g) obligations under capitalized leases; (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above; and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnification Notice” has the meaning set forth in Section 9.4(a).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnity Deductible” has the meaning set forth in Section 9.5(a).

“Individual Claim Threshold” has the meaning set forth in Section 9.5(a).

“Intended Tax Treatment” has the meaning set forth in Section 2.9(a).

“Interim Period Tax Return” has the meaning set forth in Section 6.1.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, (i) as to Seller, what Deborah Boren, Darren Boren, Connie Arndt, and/or Ruth Boren actually knew as of the Execution Date, and (ii) as to Buyer what Robert Ravnaas, Davis Ravnaas, Brett Taylor and/or Matt Daly actually knew as of the Execution Date.

“KRP” has the meaning set forth in the preamble of this Agreement.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, determination, or decree of a Governmental Authority.

“Liens” means liens, pledges, options, mortgages, encumbrances, claims, deeds of trust, or security interests that are binding on or burden the Conveyed Assets.

“Loss” or “Losses” means any loss, damage, notice of violation, investigation by any Governmental Authority, payment, deficiency, injury, harm, detriment, decline or diminution in value, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Materials Delivery Date” has the meaning set forth in Section 3.14(a).

“MFC Royalty” is defined in the definition of Excluded Disputed Interests.

“Mineral Interests” has the meaning set forth in the definition of “Conveyed Assets”.

“Mineral Proceeds” means: (a) amounts earned or proceeds from or attributable to the sale of Hydrocarbons produced from or allocated or attributable to the Conveyed Assets; and (b) any bonus payments, lease extension payments, shut in payments, and any other amounts received, income earned or proceeds with respect to the Conveyed Assets.

“Negative Effect” has the meaning set forth in the definition of “Permitted Encumbrances”.

“Net Revenue Interest” means, with respect to any Mineral Interest or Well, the percentage interest in and to all production of Hydrocarbons saved, produced, and sold from or allocated to such interests constituting such Mineral Interest or such Well with respect to the applicable parcel or tract constituting or burdened by such Mineral Interest or such Well, after giving effect to all Third Party Royalties that burden such Mineral Interest or Well.

“Non-Fundamental Representations” means (i) with respect to Seller, all representations and warranties of Seller set forth herein (including the corresponding representations and warranties given in the certificate delivered by Seller at Closing), and (ii) with respect to Buyer, all representations and warranties of Buyer set forth herein (including the corresponding representations and warranties given in the certificate delivered by Buyer at Closing), in each case excepting and excluding any and all Fundamental Representations.

“Nonparty Affiliates” has the meaning set forth in Section 10.13.

“Notice of Disagreement” has the meaning set forth in Section 2.8(a).

“Notice Period” has the meaning set forth in Section 9.4(b).

“Notices” has the meaning set forth in Section 10.1.

“NRA” or “Net Royalty Acre” means, as to each parcel or tract constituting a Mineral Interest, the product of (i) the number of surface acres of land that are described in such parcel or tract (i.e., gross acres), multiplied by (ii) the Net Revenue Interest attributable to such Mineral Interest; multiplied by (iii) eight (provided, however, that to the extent all or any portion of a Mineral Interest is not subject to a valid Oil and Gas Lease, with respect to those portions of such Mineral Interests that are not subject to a valid Oil and Gas Lease, such Mineral Interest or portions thereof shall be deemed to be subject to a valid Oil and Gas Lease providing for a lessor royalty of twenty-five percent (25%), proportionately reduced based on Seller’s undivided interest in such parcel or tract (or portions thereof)).

“NYSE Listing Approval” has the meaning set forth in Section 7.1(d).

“Oil and Gas Assets” has the meaning set forth in the definition of “Conveyed Assets”.

“Oil and Gas Lease” means any oil, gas and/or mineral lease that relates to or burdens the Conveyed Assets.

“Opco” has the meaning set forth in the preamble of this Agreement.

“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of KRP, dated as of September 13, 2023.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Performance Deposit” has the meaning set forth in Section 2.3.

“Permitted Encumbrances” means any or all of the following:

(a)	Liens for Taxes or assessments: (i) not yet due or delinquent; or (ii) if delinquent, which are disclosed on Schedule 3.5 of the Disclosure Schedules and being contested in good faith by appropriate proceedings;

(b)	easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations on or over any of the Mineral Interests so long as they do not individually or in the aggregate have a material impact on Seller’s ownership of the Conveyed Assets or reduce Seller’s NRAs in a Mineral Interest below the NRA set forth in the applicable column and row for such Mineral Interest on Exhibit A-1 or reduce Seller’s Net Revenue Interest in a Well below the Net Revenue Interest set forth in the applicable column and row for such Well on Exhibit A-2 (as applicable, a “Negative Effect”);

(c)	any encumbrance, title defect, or other matter waived in writing by Buyer;

(d)	all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Conveyed Assets, (ii) Consents, and (iii) consent requirements, notice requirements and similar restrictions, in each case which are not applicable to the sale of the Mineral Interests contemplated by this Agreement, in each case, to the extent such do not have a Negative Effect;

(e)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Conveyed Assets or interests therein if they are not required or customarily obtained prior to such sale or conveyance;

(f)	any Lien listed in any Disclosure Schedule;

(g)	the terms and conditions of all Oil and Gas Leases and all Contracts, as well as any other Contract referenced in any Disclosure Schedule, in each case, to the extent such do not have a Negative Effect;

(h)	all Third Party Royalties and other burdens if the net cumulative effect of such burdens do not, individually or in the aggregate, have a Negative Effect;

(i)	defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship proceedings or the lack of probate proceedings unless they result in or are reasonably likely to result in a Third Party’s superior claim of title (irrespective of whether such Third Party has made a claim therefor), in each case, to the extent such do not have a Negative Effect;

(j)	any defects or irregularities (i) based solely on lack of information in Seller’s files, (ii) arising out of lack of corporate or other entity authorization, a scrivener’s error, or a variation in corporate or entity name unless Buyer provides affirmative evidence prior to Closing that such lack of authority, error or variation results in or is reasonably likely to result in a Third Party’s superior claim of title (irrespective of whether such Third Party has made a claim therefor), (iii) arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, (iv) based on a gap in the chain of title of the Mineral Interest, unless such gap is affirmatively shown to exist in the county records by an abstract of title or title opinion, or (v) resulting from lack of survey except to the extent a survey is required by applicable Law or failure to record releases of Liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case, to the extent such do not have a Negative Effect;

(k)	the terms and conditions of this Agreement; and

(l)	any actions, suits, or proceedings described on Schedule 3.4 of the Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, joint venture, joint stock company, Governmental Authority, or other entity of any kind.

“Pre-Signing Diligence Documents” has the meaning set forth in Section 3.14(a).

“Preferential Right” means any right or agreement that enables any Person to purchase or acquire any Conveyed Asset or portion thereof as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated herein.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, proceeding, hearing, inquiry, investigation, enforcement action, commenced or brought, conducted or heard by or before any Governmental Authority or any arbitrator, by any Third Party or Governmental Authority.

“Proposed Adjustments” has the meaning set forth in Section 2.5.

“Proposed Closing Statement” has the meaning set forth in Section 2.5.

“Purchase Price” has the meaning set forth in Section 2.2(c).

“Records” means electronic copies of all records, files, muniments of title, documents, data, reports, and similar documents and materials relating to the Oil and Gas Assets or Wells in the possession or control of Seller, including, without limitation: land, title and division of interest files (or other documents confirming the interest of Seller in each Well); contracts; check stubs, financial and accounting and Asset Tax records (including Tax Returns in respect of Asset Taxes); and records related to the management of the Oil and Gas Assets or Wells prior to the Closing Date, in each case, save and except and excluding all Excluded Assets.

“Registration Rights Agreement” has the meaning set forth in Section 2.7(a)(vii).

“Representatives” means a Person’s directors, officers, partners (with respect to Seller, specifically including all Boren Partners), members, managers, trustees, employees, agents, or advisors (including attorneys, accountants, consultants, bankers, financial advisors, and any representatives of those advisors).

“Required Consent” means a Consent requirement that would be triggered by the purchase and sale of a Conveyed Asset as contemplated by this Agreement and expressly provides that transfer of such Conveyed Asset without such consent will (or, upon election of a counterparty may) result in (a) termination of the owner’s existing rights in relation to such Conveyed Asset, or (b) the transfer being null and void as to such Conveyed Asset; provided, that Customary Consents shall not constitute a Required Consent.

“SEC Documents” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Cap” has the meaning set forth in Section 9.5(c).

“Seller Entitlements” has the meaning set forth in Section 2.10(a).

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Conveyed Assets as currently operated as of the Execution Date or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Seller Material Adverse Effect” shall not include material adverse effects resulting from: (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Conveyed Assets are located; (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) acts of God, including pandemics, hurricanes, and storms; (v) acts or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, terrorist acts or any outbreak of hostilities, or war; (vii) any reclassification or recalculation of reserves in the Ordinary Course; (viii) changes in Laws or accounting principles; (ix) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 8; (x) any effect resulting from any action taken by Buyer or any Affiliate of Buyer, other than those expressly permitted in accordance with the terms of this Agreement; (xi) any effect resulting from any action taken by Seller or any Affiliate of Seller with Buyer’s written consent; (xii) natural declines in well performance; (xiii) any changes resulting from entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Section 2.7 hereof; or (xiv) any matters, facts, or disclosures set forth in the Disclosure Schedules.

“Seller Material Contract” has the meaning set forth in Section 3.6(a).

“Seller Obligations” has the meaning set forth in Section 2.10(a).

“Seller Taxes” means (a) all Income Taxes imposed on or with respect to Seller or any of its direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member pursuant to any applicable Law; (b) any Asset Taxes allocable to Seller pursuant to Section 6.2 (excluding such Asset Taxes effectively borne by Seller as a result of (i) adjustments to the Purchase Price made pursuant to Section 2.4, Section 2.5 or Section 2.8, as applicable, and (ii) any payments made from one Party to another in respect of Asset Taxes pursuant to Section 6.2(c)); (c) all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Conveyed Assets; and (d) any other Taxes (other than Asset Taxes and any other Taxes described in clauses (a) or (c) of this definition) imposed on or with respect to the acquisition, ownership, or operation of the Conveyed Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time.

“Special Warranty” is defined in the Assignment.

“Specified Obligations” means all obligations, liabilities and Losses, to the extent related or attributable to any of the following:

(a)	the Fasken Litigation, and any other item set forth on Schedule 3.4 of the Disclosure Schedules or that should have been set forth on Schedule 3.4 of the Disclosure Schedules;

(b)	any of the Excluded Assets;

(c)	any Liens incurred or created by, through or under Seller, any of the Boren Partners, or any of its and/or their respective Affiliates, to the extent such Liens burden the Conveyed Assets after Closing;

(d)	any required deductions or downward adjustments to revenue with respect to Mineral Proceeds attributable to the Conveyed Assets after the Effective Time as a result of overpayments of Mineral Proceeds made to Seller prior to the Effective Time;

(e)	the employment of employees or provision of any compensation or benefits therefor by Seller or any of its Affiliates; and/or

(f)	Seller Taxes.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Target Closing Date” has the meaning set forth in Section 2.6.

“Tax Contest” has the meaning set forth in Section 6.6.

“Tax Return” means any report, return, estimated tax filing, declaration, claim for refund, information returns or other document relating to Taxes filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, levies, duties, imposts and other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, margin, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added and withholding taxes, including any interest, fine, penalty or addition to tax imposed by a Governmental Authority with respect to any of the foregoing, and (b) any liability for any item described in clause (a) as a result of being a member of an affiliated, aggregated, combined, consolidated, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local, or non-U.S. Law), as a transferee or successor, as a result of assumption, an express or implied obligation to indemnify any Person or any obligation under any contract or other agreement or arrangement, by operation of Law or otherwise.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Acquisition” has the meaning set forth in Section 5.9(c).

“Third Party Claim” has the meaning set forth in Section 9.4(b).

“Third Party Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Mineral Interests or the Wells or the proceeds thereof (excluding, for the avoidance of doubt, any Taxes) to any Person other than Seller, Buyer, or any Affiliate of Buyer.

“Transaction Documents” has the meaning set forth in Section 10.5.

“Transfer Agent” means Equinity Trust Company LLC, or any successor transfer agent for KRP.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Units” has the meaning set forth in the definition of “Conveyed Assets”.

“Well” or “Wells” means any and all Hydrocarbons wells described on Exhibit A-2.

1.2	Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References to any agreement or other document or instrument are to such agreement, document or instrument as amended, modified, superseded, supplemented and restated now or from time to time after the Execution Date, unless otherwise specified. All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

Article 2
Purchase and Sale; Closing

2.1	Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Opco, and Opco shall purchase and acquire, the Conveyed Assets.

2.2	Purchase Price.

(a)	In consideration for the purchase of the Conveyed Assets, subject to Section 2.2(b), Opco agrees to pay an aggregate amount equal to $230,401,490 (the “Base Purchase Price”).

(b)	Notwithstanding anything to the contrary in Section 2.2(a), Opco shall have the option (the “Buyer Equity Option”) to pay a portion of the Base Purchase Price at Closing in the form of Common Units, in which case the Base Purchase Price shall consist of (i) a cash amount equal to $207,200,745 (the “Base Option Cash Purchase Price”) and (ii) 1,433,915 Common Units (the “Base Common Unit Consideration”). In the event that Opco elects to exercise the Buyer Equity Option, Opco shall provide prior to the Closing Date written notice to Seller, as promptly as practicable after the Execution Date (but subject to Section 5.10), of such election.

(c)	The Base Purchase Price (or, in the case that Buyer elects to exercise the Buyer Equity Option, the Base Option Cash Purchase Price) shall be adjusted by the Adjustment Amount as provided in Section 2.4 (such amount as so adjusted, the “Purchase Price”).

(d)	The Parties agree that, for purposes of calculating the number of Common Units comprising the Base Common Unit Consideration in Section 2.2(b), if applicable, the Common Units were valued at the amount set forth on Exhibit D. The number of Common Units that may be issued to the Seller hereunder shall be equitably adjusted in the event of a unit split, combination, reclassification, recapitalization, exchange, unit dividend, dividends on Common Units payable in cash or other distribution payable in Common Units that occurs, or for which a record date occurs, after the Execution Date and prior to the Closing.

2.3	Deposit. No later than the later of one (1) Business Day after (a) the Execution Date and (b) the date the Escrow Account is opened, Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement, an amount equal to ten percent (10%) of the Base Purchase Price (such amount, together with any interest or earnings thereon, the “Performance Deposit”). If this Agreement is terminated without a Closing, then the Parties shall jointly instruct the Escrow Agent to distribute the Performance Deposit to Buyer or Seller as provided in Section 8.2. In the event that Closing occurs, on the Closing Date the entirety of the Performance Deposit shall be applied toward Buyer’s obligation to pay the Purchase Price in accordance with Section 2.2.

2.4	Adjustments. The Base Purchase Price (or, in the case that Buyer elects to exercise the Buyer Equity Option, the Base Option Cash Purchase Price) shall be adjusted as follows, without duplication:

(a)	increased by an amount equal to the aggregate amount of all Mineral Proceeds received by the Buyer to the extent such amounts are (i) earned or attributable to periods prior to the Effective Time and (ii) not otherwise delivered or turned over to the Seller;

(b)	decreased by an amount equal to the aggregate amount of all Mineral Proceeds received by Seller to the extent such amounts are (i) earned or attributable to periods from and after the Effective Time and (ii) not otherwise delivered or turned over to Buyer;

(c)	increased by an amount of any Buyer Obligations paid or otherwise borne by Seller;

(d)	decreased by an amount of any Seller Obligations paid or otherwise borne by Buyer;

(e)	increased by the amount of all Asset Taxes allocable to Buyer in accordance with Section 6.2, but paid or otherwise economically borne by Seller or any of its Affiliates;

(f)	decreased by the amount of all Asset Taxes allocable to Seller in accordance with Section 6.2, but paid or otherwise economically borne by Buyer or any of its Affiliates; and

(g)	increased or decreased, as applicable, by any other amount expressly provided for elsewhere in this Agreement or expressly agreed upon in writing by Seller and Buyer.

The aggregate sum of the adjustments provided in Section 2.4(a) through (g) is referred to herein as the “Adjustment Amount”, which may be a positive or negative number.

2.5	Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer a statement (the “Proposed Closing Statement”) setting forth each proposed adjustment to the Base Purchase Price required under this Agreement, together with reasonable supporting documentation for the adjustments set forth therein, and showing the calculation of the Adjustment Amount (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (such amount, the “Estimated Adjustment Amount”) and such resulting Purchase Price as proposed by Seller. Buyer shall have three (3) Business Days following receipt of the Proposed Closing Statement to give notice to Seller of any proposed adjustments to the Proposed Closing Statement (“Proposed Adjustments”) which shall specify in reasonable detail the Dollar amount, nature and basis of any such Proposed Adjustments. If Buyer timely delivers the Proposed Adjustments to Seller, Seller and Buyer shall negotiate in good faith to determine which, if any, and the extent to which Proposed Adjustments shall be made to the Proposed Closing Statement. If Buyer and Seller agree upon which, if any, and the extent to which Proposed Adjustments shall be made to the Proposed Closing Statement, on or before the Closing, the agreed Proposed Closing Statement as mutually adjusted shall be the “Closing Statement”. If Buyer fails to provide the Proposed Adjustments within such three (3) Business Day period, or if Buyer and Seller are unable to agree upon which, if any, and the extent to which Proposed Adjustments shall be made to the Proposed Closing Statement, the Parties shall proceed to the Closing and the amount of any such adjustment set forth in the Proposed Closing Statement as prepared by Seller will be used in the Closing Statement to adjust the Purchase Price at Closing, subject to Section 2.8. Any final adjustments to the Purchase Price, if necessary, will be made pursuant to Section 2.8.

2.6	Closing. Unless otherwise agreed by the Parties, the closing of the sale and transfer of the Conveyed Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place by way of an exchange of documents, effective as at the Closing Date, and shall be effected remotely and simultaneously at the offices of the Seller’s attorneys and the Buyer’s attorneys, on January 17, 2025 (such date, the “Target Closing Date”). The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered. It is understood that deliveries with respect to documents, funds and securities shall be made where applicable by courier, electronically (including wire transfer of funds), email, facsimile and by solicitor trust condition and/or undertaking and shall be respectively held in escrow until the transaction contemplated herein is completed or otherwise terminated.

2.7	Closing Obligations. At the Closing:

(a)	Seller shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered (and executed and acknowledged, as appropriate), to Buyer:

(i)	an executed counterpart of the Closing Statement;

(ii)	executed counterparts of the Assignment, containing a Special Warranty to the Conveyed Assets conveyed thereby, in the appropriate numbers for recording in the real property records of the counties where the Conveyed Assets are located;

(iii)	executed and acknowledged recordable releases in a form reasonably acceptable to Buyer, in sufficient counterparts for recording in all applicable jurisdictions, of Liens, to the extent, securing Indebtedness for Borrowed Money of Seller or its Affiliates, if any, and burdening the Conveyed Assets;

(iv)	a certificate executed by a partner of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Section 7.1(a) have been fulfilled;

(v)	a valid, properly completed and duly executed applicable IRS Form W-8 of Seller (or its regarded owner if Seller is disregarded as separate from its owner for U.S. federal income tax purposes);

(vi)	Letters-in-lieu of transfer orders with respect to the Conveyed Assets duly executed by such Seller in the form attached hereto as Exhibit C;

(vii)	if the Buyer Equity Option is exercised, the Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) duly executed by Seller or its designees (which designee(s) shall be limited to one or more individuals or trusts listed in the definition of “Boren Partners” as of the date of this Agreement); and

(viii)	such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Buyer may reasonably request.

(b)	Buyer shall deliver (and execute and acknowledge, as appropriate) to Seller, its designees or the Escrow Agent, as applicable:

(i)	an executed counterpart of the Closing Statement;

(ii)	the Base Purchase Price (or, if Buyer elects to exercise the Buyer Equity Option, the Base Option Cash Purchase Price), plus or minus (as applicable) the Estimated Adjustment Amount, less the Performance Deposit, in cash by wire transfer of immediately available funds to the account designated by Seller no later than two (2) Business Days prior to the Closing (such amount, the “Closing Payment”);

(iii)	if Buyer elects to exercise the Buyer Equity Option, a number of Common Units equal to the Base Common Unit Consideration, which Common Units shall bear the standard Securities Act legend applied to Common Units on the books and records of the Transfer Agent;

(iv)	executed counterparts of the Assignment, containing a Special Warranty to the Conveyed Assets conveyed thereby, in the appropriate number for recording in the real property records of the counties where the Conveyed Assets are located;

(v)	a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.2(a) have been fulfilled;

(vi)	Letters-in-lieu of transfer orders with respect to the Mineral Interests duly executed by the Buyer in the form attached hereto as Exhibit C;

(i)	if the Buyer Equity Option is exercised, the Registration Rights Agreement duly executed by an officer of Buyer; and

(vii)	such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Seller may reasonably request.

2.8	Post-Closing Adjustment.

(a)	Revised Closing Statement; Dispute Notices. On or before the date that is ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date, together with reasonable supporting documentation for the adjustments set forth therein. Buyer shall provide to Seller such data and information as Seller may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement. The revised Closing Statement shall, without limiting the application of Section 6.2(c), become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Buyer, unless Buyer gives notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date. The Notice of Disagreement may include, as applicable, any Proposed Adjustment not resolved pursuant to Section 2.5. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller before the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.8(b)) shall, without limiting the application of Section 6.2(c), become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (x) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (y) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.8(b).

(b)	Dispute Resolution; Final Closing Statement. During the fifteen (15) days following the date upon which Seller receives a Notice of Disagreement, Seller and Buyer shall in good faith attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such fifteen (15) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP, or if BDO USA, LLP declines to act in such capacity, to another nationally recognized firm of independent accountants that does not have a material relationship with either Party (or either Party’s Affiliates) and that is reasonably acceptable to Seller and Buyer (the “Closing Statement Accountant”) for review and final and binding resolution. If the proposed Closing Statement Accountant is unable or unwilling to serve as provided herein, then Seller and Buyer shall, in good faith, mutually agree upon an alternative independent national accounting firm to serve as the Closing Statement Accountant. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Accountant, each submit a written brief to the Closing Statement Accountant (and a copy thereof to the other Party on the same day) with Dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement, as applicable. The hearing will be scheduled as promptly as practicable following submission of the settlement briefs and shall be conducted in English on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant: (i) shall be bound by the provisions of this Section 2.8 and the related definitions and (ii) shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Notice of Disagreement. The Closing Statement Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from the Closing Statement Accountant. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the final Adjustment Amount and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Accountant, other than with respect to any clear and manifest mathematical errors, shall, without limiting the application of Section 6.2(c), be final and binding on the Parties and non-appealable for all purposes hereunder. The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.8(b), but excluding each Party’s costs in preparing its arguments and submissions to the Closing Statement Accountant, shall be paid by and apportioned between Buyer and Seller based on the aggregate Dollar amount in dispute and the relative inverse of a Party’s recovery as determined by the Closing Statement Accountant (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of such cost, and Seller shall be responsible for paying seventy percent (70%) of such cost). The fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.8(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Closing Statement Accountant, as determined thereby in accordance with this Section 2.8(b).

(c)	Final Settlement. If the final Adjustment Amount, as set forth on the Final Closing Statement, exceeds the amount of the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.7(b)(ii), then, within three (3) Business Days after the Final Settlement Date, Buyer shall pay to Seller by wire transfer of immediately available funds, to an account(s) designated in writing by Seller, the aggregate amount by which such final Adjustment Amount exceeds the Estimated Adjustment Amount. If the final Adjustment Amount, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.7(b)(ii), then within three (3) Business Days after the Final Settlement Date, Seller shall deliver to Buyer by wire transfer of immediately available funds, to an account designated in writing by Buyer, the aggregate amount by which such final Adjustment Amount is less than the Estimated Adjustment Amount.

2.9	Intended Tax Treatment; Purchase Price Allocation.

(a)	For U.S. federal (and applicable state, local and non-U.S.) income tax purposes, each Party agrees that Seller shall be treated as transferring the Conveyed Assets to Opco in a fully taxable transaction and that, to the extent Common Units are delivered to Seller as partial consideration for the Conveyed Assets, in accordance with Treasury Regulations Section 1.1032-3(b)(1), immediately before transferring such Common Units to Seller, Opco shall be treated as purchasing such Common Units from KRP for their fair market value with cash deemed contributed to Opco by KRP (the “Intended Tax Treatment”). Unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code (or any analogous or similar provision of any state, local or non-U.S. Law), the Parties agree not to, and shall cause their respective Affiliates not to, file any Tax Returns or otherwise take any position for Tax purposes inconsistent with the Intended Tax Treatment and to cooperate with each other to make any filings, statements or reports required to effect, disclose or report the Intended Tax Treatment.

(b)	Opco and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price (and any other amounts constituting consideration for U.S. federal income tax purposes) among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement Under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), within sixty (60) days after the Final Settlement Date. If Seller and Opco are unable to agree to the Allocation within such sixty (60) day period, the Parties shall request that the Closing Statement Accountant make a decision solely with respect to the matters that are the subject of the disagreement in respect of the Allocation in accordance with the procedures of Section 2.8, mutatis mutandis. The Closing Statement Accountant’s final determination with respect to such matters shall be set forth in a written statement by the Closing Statement Accountant delivered simultaneously to Seller and Buyer and shall, absent manifest error, be final, conclusive and binding on the Parties. If Opco and Seller reach an agreement with respect to the Allocation or the Allocation is determined by the Closing Statement Accountant, (a) Opco and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code and the Treasury Regulations thereunder following any adjustments to the purchase consideration for U.S. federal income tax purposes pursuant to this Agreement, and (b) Opco and Seller shall prepare and timely file IRS Form 8594 (Asset Acquisition Statement Under Section 1060) in a manner that is consistent with the Allocation, as it may be adjusted under this Section 2.9(b), unless otherwise required by a change in applicable Law occurring after the date the Parties finalize the Allocation; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, litigation, claim or other similar Proceedings in connection with the Allocation. Buyer and Seller shall promptly notify the other Party upon receipt of notice of any Tax examination, audit, litigation, claim or other similar Proceeding in connection with the Allocation.

2.10	Allocation of Revenues and Other Payments

(a)	From and after Closing: (i) Buyer shall be entitled to all Mineral Proceeds attributable to production from the Conveyed Assets from and after the Effective Time or, with respect to bonus payments, leases executed from and after the Effective Time (collectively, the “Buyer Entitlements”) and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, or general and administrative expenses of the Buyer attributable to such Conveyed Assets from and after the Effective Time (the “Buyer Obligations”), and (ii) Seller shall be entitled to all revenues, income, proceeds, receipts, lease bonus payments and credits attributable to production from the Conveyed Assets prior to the Effective Time or, with respect to bonus payments, leases executed prior to the Effective Time (collectively, the “Seller Entitlements”), and until the Final Settlement Date shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, or general and administrative expenses of the Seller attributable to such Conveyed Assets prior to the Effective Time (the “Seller Obligations”). For the avoidance of doubt, the provisions of this Section 2.10 shall not be applicable to Taxes (or any refunds thereof).

(b)	Without duplication of any item that is accounted for in Sections 2.4 or 2.8, if: (i) Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; (ii) Buyer or any of its Affiliates receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate; (iii) Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, Seller shall send such requests for payment to Buyer and Buyer shall promptly remit payment for such request to such Third Party; and (iv) prior to the Final Settlement Date Buyer receives any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer shall send such requests for payment to Seller and Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

2.11	Withholding. Notwithstanding anything in this Agreement to the contrary, Opco, its Affiliates, and any other Person acting on their behalf shall be entitled to deduct or withhold from any payment to Seller under this Agreement or any other Transaction Document such amounts as are required to be deducted or withheld, and paid over to a Governmental Authority, under applicable Tax Law; provided, that Opco will, prior to any deduction or withholding (other than with respect to withholding under Section 1445 of the Code pursuant to, and in accordance with, this Section 2.11), use commercially reasonable efforts to notify Seller of any anticipated withholding, and reasonably cooperate with Seller to minimize the amount of any applicable withholding. To the extent any amounts are so deducted or withheld, Opco, its Affiliates, or any other Person acting on their behalf shall timely remit such deducted or withheld amounts to the applicable Governmental Authority, and any amounts remitted shall be treated for all purposes of this Agreement as having been paid to Seller in the time and manner required by this Agreement. Without limiting the generality of the foregoing, pursuant to Section 1445 of the Code, Opco shall be entitled to withhold fifteen percent (15%) of the Purchase Price and any other amounts included in Seller’s amount realized for U.S. federal income tax purposes; provided, that, in the event that Opco elects to exercise the Buyer Equity Option, Opco shall withhold such amount solely from the Base Option Cash Purchase Price, as adjusted pursuant to this Agreement. Seller shall promptly deliver to Opco (and in any event at least ten (10) days before the Closing Date ) (i) any information reasonably requested by Opco in order to properly complete IRS Form 8288 (U.S. Withholding Tax Return for Certain Dispositions by Foreign Persons) and IRS Form 8288-A (Statement of Withholding on Certain Dispositions by Foreign Persons), and (ii) such other information regarding Seller or the Conveyed Assets as may reasonably be requested by Opco in order to properly report and remit any Tax withheld with respect to Seller pursuant to Section 1445 of the Code in connection with the transactions contemplated under this Agreement or any other Transaction Document to the IRS. IRS Form 8288 and IRS Form 8288-A shall be completed by Opco to report and transmit the required withholding to the IRS and Opco shall (to the extent such obligation is not otherwise imposed on the Escrow Agent by applicable Law) remit amounts withheld pursuant to this Section 2.11 to the IRS within 20 days following the Closing Date and shall provide Seller with documentary evidence confirming that such withheld amounts have been so remitted to the IRS. Any amounts that are so withheld, and which are actually and properly paid over to the IRS or other applicable Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to Seller in the time and manner required by this Agreement.

Article 3
Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer as of the Execution Date and the Closing Date the matters set out in this Article 3:

3.1	Existence and Qualification. Seller is a partnership duly formed, validly existing and in good standing under the Laws of the Province of Saskatchewan and is duly qualified to carry on its business in the state of Texas.

3.2	Power; Authorization and Enforceability. Seller has the power and authority to execute and deliver this Agreement and any documents required to be executed and delivered by Seller at the Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boren Partners and Seller, and no other proceeding on the part of any of the Boren Partners or Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, and upon the execution and delivery by Seller of each of the documents to be executed and delivered by Seller at the Closing, such documents shall constitute, valid and binding obligations of Seller, enforceable against Seller and the Boren Partners in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3	No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and shall not and, with respect to clauses (a), (c), and (d) below, do not result, or would not reasonably be expected to result, in a Seller Material Adverse Effect: (a) violate any Law applicable to Seller or the Boren Partners or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) violate any Organizational Document of Seller or any Boren Partner; (c) violate any Order applicable to such Seller or its interests in any of the Conveyed Assets; (d) to the Knowledge of Seller, breach or violate, or constitute an event that with notice, lapse of time or a combination will result in a breach, violation or default of, any Contract to which Seller is a party or by which Seller or its interests in the Conveyed Assets may be bound; or (e) result in the creation or imposition of any Liens other than Permitted Encumbrances on the Mineral Interests.

3.4	Litigation. Except: (a) for (i) the Fasken Litigation; and (ii) as set forth on Schedule 3.4 of the Disclosure Schedules; (b) with respect to Environmental Laws or Environmental matters, which are solely addressed in Section 3.7; (c) with respect to Tax matters, which are solely addressed in Section 3.5 and Section 3.14(c); and (d) for any Proceedings by any Third Party working interest owners constituting customary pooling, spacing or drilling permits or authorizations or Orders and decrees from the applicable Governmental Authority and which is generally applicable to the owners and operators of oil and gas assets located within the counties where the Oil and Gas Assets are located, as of the Execution Date, there are no Proceedings pending against Seller or any of the Boren Partners, or to the Knowledge of Seller, any written threat thereof, (A) which involve any of the Conveyed Assets, including Seller’s ownership thereof, or (B) questioning the validity of this Agreement or seeking to prevent the consummation of the transactions contemplated hereby.

3.5	Taxes. Except as set forth on Schedule 3.5 of the Disclosure Schedules:

(a)	all material Asset Taxes that have become due and payable have been duly and timely paid, and all Asset Tax withholding and deposit requirements imposed by applicable Law with respect to the Conveyed Assets have been satisfied and complied with in all material respects;

(b)	all material Tax Returns required to be filed with respect to Asset Taxes have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects;

(c)	there is no extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes that is currently in effect;

(d)	there are no Liens (other than Permitted Encumbrances) for Taxes on any of the Conveyed Assets;

(e)	no examination, audit, litigation, claim or other similar Proceeding with respect to any Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending examination, audit, litigation, claim or other similar Proceeding against it (which remains outstanding) from any applicable Governmental Authority for assessment of any Asset Taxes, and no such Proceeding has been threatened in writing;

(f)	all material amounts required to be remitted pursuant to any applicable escheat or unclaimed property law with respect to the Conveyed Assets have been remitted to the applicable Governmental Authority in accordance with applicable Law; and

(g)	other than pursuant to the Organizational Documents of Seller, none of the Conveyed Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 3.5 and Section 3.14(c) are the only representations and warranties of Seller in this Agreement with respect to Tax matters. To the extent any of the foregoing representations and warranties in this Section 3.5 pertain to any Asset Taxes or Tax Returns relating to Asset Taxes that are paid and/or filed by a Third Party operator, each such representation and warranty shall be deemed to be qualified by the phrase “To the Knowledge of Seller”.

3.6	Contracts.

(a)	As of the date hereof, Schedule 3.6(a) includes a list of each Seller Material Contract. “Seller Material Contract” means any of the following Contracts: (i) to which Seller is a party and by which the Seller is bound in connection with the Conveyed Assets to the extent such Contract would be binding on Buyer or the Conveyed Assets after Closing; or (ii) by which any of the Conveyed Assets are bound or subject:

(i)	Contracts involving obligations of, or payments to or from, Seller after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)	Contracts (other than the Confidentiality Agreement) restricting, in any material respect, Seller from freely engaging in any business or competing anywhere;

(iii)	Contracts guaranteeing any obligation of another Person;

(iv)	Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Conveyed Assets;

(v)	Contracts for any Hedging Transactions that will remain outstanding after Closing;

(vi)	Any agreement of indemnification, surety or guarantee by Seller on behalf of another Person or the assumption of any environmental or other liability of any Person; and/or

(vii)	Contracts to sell, exchange or otherwise dispose of all or any part of the Conveyed Assets on or after the Effective Time.

(b)	Each Seller Material Contract constitutes the legal, valid and binding obligation of Seller, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Seller is not in material breach or default of its obligations under any of the Seller Material Contracts. To the Knowledge of Seller, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, complete and accurate copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer.

3.7	Environmental Matters.

(a)	As of the Execution Date there are no Proceedings pending, or to the Knowledge of Seller threatened in writing by any Third Party, against Seller or any of the Boren Partners with respect to the Conveyed Assets alleging material violations or material non-compliance by Seller or any of the Boren Partners of, or material liabilities of Seller or any of the Boren Partners under, Environmental Laws.

(b)	Seller has not received any written notice from any Governmental Authority of any alleged or actual material violation or material non-compliance by Seller or any of the Boren Partners of, or material liability of Seller or any of the Boren Partners under, any Environmental Law with respect to the Conveyed Assets, that remains unresolved.

Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in this Section 3.7 are the only representations and warranties of Seller in this Agreement with respect to Environmental Laws or matters with respect to the Environment.

3.8	Compliance with Laws. Except (a) with respect to Environmental Laws or Environmental matters, which are solely addressed in Section 3.7 and (c) with respect to Tax matters, which are solely addressed in Section 3.5 and Section 3.14(c), to Seller’s Knowledge, Seller ownership of the Conveyed Assets is, and has been for the three (3) year period prior to the Execution Date, in compliance in all material respects with all applicable Laws (other than Environmental Laws). Seller has not received a written notice of a material violation of any Law (other than Environmental Laws) that is applicable to the Conveyed Assets and that has not been (or will be prior to Closing) corrected or settled.

3.9	Consents and Preferential Rights. Except for Customary Consents or as set forth on Schedule 3.9 (a) there are no Consents that are required to be obtained, made or complied with in connection with the sale of the Conveyed Assets contemplated hereunder and (b) there are no Preferential Rights applicable to the sale of the Conveyed Assets contemplated hereunder.

3.10	Brokers’ Fees(a) . Seller and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

3.11	No Cost-Bearing Interests. To the Knowledge of Seller as of the Execution Date, the Conveyed Assets do not include any unleased mineral interest where Seller has agreed or elected to bear a drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where Seller’s interests in the Conveyed Assets have been included by a Third Party in a pool, well or operation under applicable Law and the Seller’s share of drilling, operating or other costs in such operation are set off and deducted against Seller’s share of Mineral Proceeds attributable to such operation.

3.12	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller, any Boren Partner or any of its and/or their respective Affiliates.

3.13	Financial Statements.

(a)	Schedule 3.13(a) of the Disclosure Schedules sets forth true and complete copies of the balance sheets and unaudited statements of revenues pertaining to Seller for each of calendar years 2022 and 2023 (the “Asset Statements”). The Asset Statements are expressed in the lawful currency of Canada (and not in United States Dollars). Except as set forth on Schedule 3.13(a) of the Disclosure Schedules, such Asset Statements have been prepared from the books and records of Seller on a consistent basis throughout the periods covered thereby (except as otherwise stated in any notes thereto, to the extent applicable to the relevant Asset Statement) and present fairly, in all material respects, the revenues and direct operating expenses pertaining to the Seller for the periods described therein.

(b)	Since December 31, 2023, Seller has not effected any change in any method of accounting or accounting practice.

3.14	Pre-Signing Due Diligence.

(a)	On or before December 16, 2024 (the “Materials Delivery Date”) Seller has provided or made available to Buyer copies of all material Records in Seller’s, or any of the Boren Partners’ possession or control as of Materials Delivery Date (collectively, “Pre-Signing Diligence Documents”).

(b)	As of the Execution Date, Seller has provided to Buyer copies of any material Records which would be considered a Pre-Signing Diligence Document which Seller obtains after the Materials Delivery Date.

(c)	The check stubs (or copies thereof) provided in the Pre-Signing Diligence Documents by Seller, or its Representative, to Buyer (i) are complete and accurate copies of the check stubs received by Seller from payors of Hydrocarbons produced from the Conveyed Assets and (ii) reflect in all material respects the actual amounts of Mineral Proceeds received by Seller from the payors of production of Hydrocarbons from the Conveyed Assets.

3.15	Securities Law Compliance.

(a)	Seller is an accredited investor as defined in Regulation D under the Securities Act and under National Instrument 45-106 published by the Canadian Securities Administrators. Seller (a) is acquiring the Common Units for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Common Units and is able financially to bear the risks thereof, and (c) understands that the Common Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Common Units may be resold without registration under such Laws only in certain limited circumstances.

(b)	Seller has experience in analyzing and investing in companies similar to Buyer and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(c)	Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(d)	Seller has had an opportunity to discuss the Buyer’s business, management and financial affairs with the members of the Buyer’s management and has had an opportunity to ask questions of the officers and other Representatives of Buyer, which questions were answered to its satisfaction.

Article 4
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller as of the Execution Date and the Closing Date the matters set out in this Article 4:

4.1	Organization of Buyer. KRP is a limited partnership and Opco is a limited liability company, in each case, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted.

4.2	Power, Authorization and Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes, and upon the execution and delivery by Buyer of each of the documents to be executed and delivered by Buyer at the Closing, such documents shall constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3	No Conflict; Consents. Except as set forth in Schedule 4.3 of the Disclosure Schedules or as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not: (a) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority (excluding filings, consents, approvals, authorizations and notices that are customarily made or obtained after Closing); (b) violate any Organizational Document of Buyer; or (c) breach any Contract to which Buyer is a party or by which any of its assets may be bound or result in the termination of any such Contract.

4.4	Litigation. There are no Proceedings pending against Buyer, or to Buyer’s Knowledge, any written threat thereof, which question the validity of this Agreement or seeking to prevent the consummation of the transactions contemplated hereby.

4.5	Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

4.6	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates.

4.7	Financing. Buyer has sufficient cash (in United States Dollars) to enable Buyer to (a) fund the Performance Deposit on the Execution Date, (b) pay the Purchase Price (minus the Performance Deposit) on the Closing Date to or on behalf of Seller, and (c) pay and perform all other obligations of Buyer hereunder and the other agreements delivered hereunder by Buyer.

4.8	Securities Law Compliance. Buyer is acquiring the Conveyed Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.

4.9	Capitalization.

(a)	As of the Execution Date, the issued and outstanding partnership interests of KRP consist of 80,969,651 Common Units, 14,524,120 Class B Units and 325,000 Series A Cumulative Convertible Preferred Units. No other class or series of partnership interests of KRP is issued or outstanding. The Common Units and Class B Units are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents). The Common Units and Class B Units were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, Buyer does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)	As of the close of business on the Execution Date, Schedule 4.9(b) of the Disclosure Schedules sets forth with respect to each subsidiary of KRP (including Opco) (i) a complete listing of all equity interests of each subsidiary of KRP that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of KRP are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of Buyer is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)	Except as disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, as of the Execution Date, (i) there are no outstanding securities of Buyer convertible into, exchangeable or exercisable for partnership interests or other equity interests of Buyer, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from Buyer, or obligations of Buyer to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of Buyer, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of KRP’s Common Units or Opco Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of Buyer.

(d)	The Common Units issuable pursuant to this Agreement have been duly authorized by KRP and, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents filed with or furnished to the Commission prior to the Execution Date, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

4.10	No Integration(a) . Neither KRP nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

4.11	No Stabilization. Neither KRP nor any of its Affiliates has taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of KRP or to facilitate the sale or resale of its securities.

4.12	Financial Statements. KRP has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2023 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (a) in the case of any registration statement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and in the case of any SEC Documents other than a registration statement, did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of Buyer in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Buyer as of, and for the periods ended on, such applicable dates. The other financial information of Buyer, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of Buyer, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of Buyer that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, except as disclosed in the SEC Documents, Buyer is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Buyer does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after December 31, 2023 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

4.13	Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements of KRP and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to KRP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of KRP as a result of or in connection with any disagreement with KRP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

4.14	Controls and Procedures; Listing.

(a)	Except as disclosed in the SEC Documents, KRP has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to Buyer required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to KRP’s management.

(b)	The Common Units are registered under Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange, and KRP has not received any notice of delisting. KRP has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

4.15	No Unitholder Approval. The issuance and delivery by KRP of the Common Units issued in connection with the transactions contemplated by this Agreement, if any, does not require any vote or other approval of any holder of any Common Units or KRP preferred units, including the Series A Cumulative Convertible Preferred Units.

4.16	Contracts. Buyer is not a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on Buyer or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on Buyer or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Seller or any of its Affiliates as a result of being Affiliated with Buyer or by virtue of owning the Common Units issued hereunder.

4.17	Absence of Certain Changes. Since December 31, 2023, except as disclosed in the SEC Documents filed with or furnished to the Commission prior to the Execution Date, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (b) except as set forth in Schedule 4.17 of the Disclosure Schedules, Buyer has not taken or permitted to occur any of the actions referred to in Section 5.1(b).

4.18	Taxes.

(a)	All income and other material Tax Returns required to be filed by Buyer or any of their subsidiaries have been duly and timely filed (taking into account valid extensions of the time for filing), and all such Tax Returns are true, correct and complete in all material respects.

(b)	All material Taxes owed by Buyer or any of their subsidiaries, whether or not shown or reported on any Tax Return, have been duly and timely paid.

(c)	Buyer and its subsidiaries have timely withheld and paid all material Taxes required to be withheld and paid by them and have complied in all material respects with all related information reporting and record retention requirements.

4.19	Environmental Matters.

(a)	To Buyer’s Knowledge, Buyer and Buyer’s ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)	None of Buyer or the Buyer Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(c)	None of Buyer or the Buyer Assets are subject to any pending, or to the Knowledge of Buyer, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state Law).

(d)	All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any of Buyer or the Buyer Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer’s Knowledge are valid and currently in effect, and to Buyer’s Knowledge each of Buyer and the Buyer Assets are in material compliance with such authorizations.

4.20	Form S-3 Eligibility. As of the Execution Date, KRP is eligible to register for resale by the Seller and/or its designees under Form S-3 promulgated under the Securities Act the Common Units to be issued hereunder.

4.21	Sarbanes-Oxley. KRP and, to Buyer’s Knowledge, the directors or officers of KRP’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

4.22	Investment Company Status. Neither KRP nor any of its subsidiaries (including Opco) is, and immediately after the purchase of the Conveyed Assets hereunder, neither KRP nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.23	Distribution Restrictions. Neither Buyer nor any of their subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to Buyer or any of their subsidiaries any loans or advances or from transferring any property or assets to Buyer or any of their subsidiaries, except (a) such prohibitions mandated by the Laws of Buyer’s and each of their subsidiaries’ state of formation and the terms of Buyer’s and each of their subsidiaries’ Organizational Documents and prohibitions contained in the Amended and Restated Credit Agreement, dated as of June 13, 2023 and as amended to date, by and among KRP, each of the guarantors party thereto, the several lenders from time to time parties thereto and Citibank, N.A., as administrative agent (the “Buyer Credit Agreement”), (b) where such prohibition would not have, or would not reasonably be expected to have, a Buyer Material Adverse Effect and (c) as set forth in Schedule 4.23 of the Disclosure Schedules.

4.24	Exemptions from Securities Laws. Provided that the representations made by the Seller in Section 3.15 of this Agreement are true and accurate on the Closing Date, the issuance of Common Units to Seller in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer under the Securities Act in connection with such issuance.

4.25	Buyer’s Independent Investigation. SUBJECT TO SELLER’S COMPLIANCE WITH SECTION 5.6, PRIOR TO CLOSING BUYER AND ITS REPRESENTATIVES WILL HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONVEYED ASSETS. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS (including, without limitation, with respect to the mineral interests), AND IS AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN Article 3 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY TO BE MADE BY SELLER IN THE ASSIGNMENT, AND BUYER, ABSENT FRAUD (AS DEFINED HEREIN):

(a)	ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, AND BUYER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON, ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER OR ANY OF ITS partners, DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN Article 3 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY TO BE MADE BY SELLER IN THE ASSIGNMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)	ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES THAT ARE EXPRESSLY SET FORTH IN Article 3 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY TO BE MADE BY SELLER IN THE ASSIGNMENT, NONE OF SELLER OR ANY OF ITS Partners, DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”);

(c)	ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND

(d)	AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF SELLER NOR ANY OF ITS PARTNERS, DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION; PROVIDED, THAT NEITHER THE FOREGOING WAIVER, NOR ANYTHING IN THIS SECTION 4.25, SECTION 4.26 BELOW, OR ANY OTHER PROVISION OF THIS AGREEMENT, SHALL LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHTS RELATING TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

4.26	Limitations. EXCEPT FOR Seller’S representations and warranties set forth in ARTICLE 3, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING AND THE SPECIAL WARRANTY TO BE MADE BY SELLER IN THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (a) TITLE OF THE CONVEYED ASSETS; (b) PRODUCTION RATES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF MINERALS, IF ANY, ATTRIBUTABLE TO SELLER’S INTEREST IN ANY OF THE CONVEYED ASSETS; (c) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, INCLUDING (i) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED ASSETS, (ii) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (iii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE CONVEYED ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE CONVEYED ASSETS; AND (e) ANY ESTIMATES OF THE VALUE OF THE CONVEYED ASSETS OR FUTURE PROCEEDS THEREFROM, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED ASSETS IN THEIR PRESENT STATUS AND CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.7, (X) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED ASSETS, AND (Y) BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 4.26, AND THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 4.26 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER. NOTHING IN SECTION 4.25 OR THIS SECTION 4.26 SHALL OPERATE TO RELIEVE SELLER OF ANY COMMON LAW LIABILITY TO BUYER FOR FRAUD (AS DEFINED HEREIN), PROVIDED THAT SELLER IS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE COMMITTED FRAUD AGAINST BUYER RELATED TO THIS AGREEMENT.

Article 5
Covenants

5.1	Conduct of Business

(a)	Operations of Seller before Closing. Except as expressly provided in this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is otherwise terminated), without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall (i) own and operate the Conveyed Assets in the Ordinary Course and (ii) maintain the books of account and Records relating to the business of the Conveyed Assets in the Ordinary Course.

(b)	Restricted Activities of Seller. Except as (x) set forth on Schedule 5.1(b) of the Disclosure Schedules, (y) consented to by Buyer in writing, which consent which shall not be unreasonably withheld, conditioned or delayed, or (z) expressly contemplated by this Agreement, from the Execution Date until the Closing Date, Seller shall not:

(i)	sell, transfer, lease, mortgage, pledge, encumber, grant any security interest in or otherwise subject to any Lien, abandon or dispose of any of the Conveyed Assets or any rights, warrants, commitments or options to acquire any Conveyed Assets (other than the sale of Hydrocarbons in the Ordinary Course);

(ii)	enter into or amend any leases, including Oil and Gas Leases, or Contracts, in each case, relating to or binding on the Conveyed Assets or the Hydrocarbons located thereon or associate therewith that would be included in the Conveyed Assets or Assumed Obligations at or after Closing;

(iii)	except as required by Law, make, change or rescind any Asset Tax election, amend any Tax Return relating to Asset Taxes, or take any position on any Tax Return relating to Asset Taxes that is inconsistent with past practice; or

(iv)	agree, whether in writing or otherwise, to do any of the foregoing.

(c)	Operations of Buyer before Closing. Except as expressly provided in this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is otherwise terminated), without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall (i) operate in the Ordinary Course and (ii) maintain the books of account and records relating to the business of Buyer in the Ordinary Course of each such Person.

(d)	Restricted Activities of Buyer. Except as (x) set forth on Schedule 5.2(d) of the Disclosure Schedules, (y) consented to by Seller in writing, which consent which shall not be unreasonably withheld, conditioned or delayed, or (z) expressly contemplated by this Agreement, from the Execution Date until the Closing Date, Buyer shall not:

(i)	amend its Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units; adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ii)	change its accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer to Seller;

(iii)	acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(iv)	offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, Buyer or its subsidiaries, (B) securities convertible into any equity interests in Buyer or its subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, Buyer or its subsidiaries, in each case other than as permitted by the Buyer Credit Agreement or among wholly owned subsidiaries of Buyer;

(v)	(A) except in connection with Buyer’s regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of Buyer’s or its subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in Buyer or its subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Buyer or its subsidiaries;

(vi)	enter into any new line of business;

(vii)	incur any indebtedness (other than in the Ordinary Course or to fund all or any portion of the Purchase Price, and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or its subsidiaries’, in each case other than among wholly owned subsidiaries of Buyer;

(viii)	enter in to or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of Buyer or its subsidiaries or terminate any such arrangement (other than arrangements between Buyer and any wholly owned subsidiaries thereof);

(ix)	make or change any material Tax elections, except as required by applicable Law; or

(x)	agree, whether in writing or otherwise, to do any of the foregoing.

5.2	Records. From and after the Execution Date until the earlier of Closing or the termination of this Agreement, Seller shall make available to Buyer the Records that are in the Seller’s possession. Seller, at Buyer’s cost and expense, shall make available for copying at Seller’s office originals (if available, and otherwise copies) of all Records to Buyer within thirty (30) days after the Closing.

5.3	Further Assurances. Subject to the terms and conditions of this Agreement, each Party will (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement and (b) from and after Closing, execute and deliver such other documents, and take such other actions as may be reasonably requested by the other Party in order to carry out the purposes of this Agreement and the other Transaction Documents executed or delivered at Closing in accordance with their respective terms, including revisions of the legal description of the Mineral Interests suggested by Buyer in good faith, to the extent reasonably necessary to facilitate the proper recording of the Assignment in each relevant jurisdiction and to give effect to the conveyance of the Conveyed Assets contemplated by this Agreement and the other Transaction Documents. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

5.4	Escrow Account. Each Party shall use reasonable best efforts to open the Escrow Account as promptly as practicable following the Execution Date including, without limitation, promptly providing the Escrow Agent with all “Know Your Customer” information required or reasonably requested by the Escrow Agent in order to open the Escrow Account.

5.5	Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

5.6	Access. Upon reasonable prior written notice and during normal business hours, Seller shall give Buyer or Buyer’s Representatives access to the Records by online or other electronic means for the purposes of conducting due diligence reviews and access to Seller’s and its Affiliates personnel and employees knowledgeable about the Conveyed Assets. Notwithstanding the foregoing, Buyer shall have no right to, and Seller shall have no obligation to provide to Buyer (a) access if it would unreasonably interfere with the normal operations and business of Seller or (b) information, the disclosure of which would, in Seller’s good faith opinion, (i) jeopardize or waive any legal privilege against disclosure available to Seller or any of its Affiliates relating to such information (except for title opinions), or (ii) cause Seller or any of its Affiliates to breach a confidentiality obligation arising under any Contract or any applicable Law; provided that, in each case, Seller shall use commercially reasonable efforts to obtain consent to disclose such information.

5.7	Confidentiality

(a)	Buyer acknowledges that, pursuant to its right of access to the Records, Buyer will become privy to confidential and other information of the Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement and this Section 5.7. Notwithstanding anything to the contrary in this Agreement, upon Closing, all obligations of Buyer under the terms of the Confidentiality Agreement shall terminate as it relates to the Conveyed Assets.

(b)	Subject to Section 10.8, for a period of one (1) year from and after the Closing Date, Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer or the Conveyed Assets, except with the prior written consent of Buyer or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of such Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer or the Conveyed Assets; provided, however, that (x) nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Conveyed Assets and the acquisition or disposition of the Conveyed Assets in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

5.8	Notices to Escrow Agent and Transfer Agent(a) . Seller and Buyer shall provide the Escrow Agent and Transfer Agent, as applicable, with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

5.9	No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 8:

(a)	Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the Execution Date until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)	Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)	For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Conveyed Assets.

5.10	Additional Listing Application(a) . If the Buyer Equity Option is exercised, as promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Buyer shall submit to the New York Stock Exchange an additional listing application relating to the Common Units issuable hereunder (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

Article 6
Tax Matters

6.1	Responsibility for Filing Tax Returns and Paying Asset Taxes. Excluding any Tax Returns and Asset Taxes required to be filed and/or paid by a Third Party operator, Seller shall (a) be responsible for paying any Asset Taxes that are due on or prior to the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed on or prior to the Closing Date with respect to such Asset Taxes, (b) prepare each such Tax Return in accordance with Seller’s past practice except as otherwise required by applicable Law, and (c) to the extent any such Tax Return relates to a Straddle Period or a Tax period that begins after the Effective Time and is filed after the Execution Date (each such Tax Return, an “Interim Period Tax Return”), submit each such Interim Period Tax Return to Buyer for its review and comment reasonably in advance of the due date therefor, and timely file any such Interim Period Tax Return, incorporating any reasonable comments received from Buyer prior to the due date therefor. After the Closing Date, excluding any Tax Returns and Asset Taxes required to be filed and/or paid by a Third Party operator, Buyer shall (x) be responsible for paying any Asset Taxes for any (i) Tax period that ends before the Closing Date or (ii) Straddle Period, in each case, that are due after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, and (y) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 6.1 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.1 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 6.1, which shall be borne by the breaching Party).

6.2	Asset Taxes

(a)	Seller shall be allocated and shall bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and shall bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b)	For purposes of determining the allocations described in Section 6.2(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the sale or other transaction giving rise to such Asset Taxes occurred; and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to any Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending on the day immediately prior to the date on which the Effective Time occurs, on the one hand, and the portion of the Straddle Period beginning on the date on which the Effective Time occurs, on the other hand. For purposes of applying this Section 6.2(b) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Conveyed Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)	To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4, Section 2.5 or Section 2.8, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Closing Statement (as finally determined pursuant to Section 2.8) timely payments will be made from one Party to the other Party to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.2.

6.3	Transfer Taxes. Buyer shall be responsible for, pay and indemnify Seller against (a) to the extent applicable, any transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Assets to Buyer. The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by applicable Law, and (i) if Buyer is required to file such Tax Return, Buyer shall pay the Transfer Taxes so payable, or (ii) if Seller is required to file such Tax Return, Seller shall pay the Transfer Taxes so payable and Buyer shall make a payment to Seller in an amount equal to such Transfer Taxes within three (3) Business Days of Seller’s request therefor. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

6.4	Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, administrative or judicial Tax proceeding, litigation or other Proceeding, in each case, with respect to Taxes attributable to the Conveyed Assets. Such cooperation shall include the retention and (upon the other Party’s request and reasonable expense) the provision of records and information that are reasonably relevant to any such Tax Return or audit, administrative or judicial Tax proceeding, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

6.5	Refunds. Without duplication of clause (e) of the definition of Excluded Assets, Seller shall be entitled to any refunds of Asset Taxes economically borne by Seller, and Buyer shall be entitled to any refunds of Asset Taxes economically borne by Buyer. If a Party or its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.5, such recipient Party shall forward to the entitled Party the amount of such refund (including any interest received thereon, but net of any reasonable and documented out-of-pocket costs or expenses (including Taxes) payable to Third Parties incurred by such recipient Party in obtaining such refund) within fifteen (15) days after such refund is received.

6.6	Tax Contests. If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial Proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time or any Straddle Period (in each case, a “Tax Contest”), Buyer shall notify Seller within five (5) Business Days of receipt of such notice; provided, that the failure of Buyer to provide such notice will not relieve Seller of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit Seller to effectively defend against or participate in a Tax Contest or otherwise actually prejudices Seller’s ability to defend against or participate in a Tax Contest. Seller shall have the right (but not the obligation) to manage, conduct and control any Tax Contest, at Seller’s sole cost and expense, and may exercise such right by providing written notice to Buyer within fifteen (15) days of receiving notice of such Tax Contest from Buyer. Buyer shall otherwise control any Tax Contest that Seller does not elect to control pursuant to the preceding sentence. The Party that is in control of any Tax Contest pursuant to the terms of this Section 6.6 shall (a) keep the non-controlling Party reasonably informed of the progress of such Tax Contest; (b) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority; and (c) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Article 7
Conditions to Closing

7.1	Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver in writing by Buyer) of the following conditions:

(a)	Representations, Warranties. (i) Each of the Fundamental Representations of Seller in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (other than Fundamental Representations of Seller that refer to a specified date, which need only be true and correct in all respects on and as of such specified date) and (ii) each of the Non-Fundamental Representations of Seller in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects on and as of such specified date) without regard to any Seller Material Adverse Effect or other materiality qualifier set forth therein, except, with respect to this clause (ii) (without giving effect to any materiality qualifier or Seller Material Adverse Effect qualifiers contained herein) to the extent the failure of any such Non-Fundamental Representations to be so true and correct does not and would not have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)	Performance. Seller shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller under this Agreement prior to or on the Closing Date.

(c)	No Injunction. On the Closing Date, no injunction, Order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force.

(d)	NYSE Listing. If the Buyer Equity Option is exercised, the Common Units issuable hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance (the “NYSE Listing Approval”).

(e)	Closing Deliverables. Seller shall (i) have delivered to Buyer the officer’s certificate described in Section 2.7(a)(iv) and (ii) be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 2.7(a).

7.2	Conditions to Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver in writing by Seller) of the following conditions:

(a)	Representations, Warranties. (i) Each of the Fundamental Representations of Buyer in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (other than Fundamental Representations of Buyer that refer to a specified date, which need only be true and correct in all respects on and as of such specified date) and (ii) each of the Non-Fundamental Representations of Buyer in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct in all respects on and as of such specified date) without regard to any Buyer Material Adverse Effect or other materiality qualifier set forth therein, except, with respect to this clause (ii) (without giving effect to any materiality qualifier or Buyer Material Adverse Effect qualifiers contained herein) to the extent the failure of any such Non-Fundamental Representations to be so true and correct does not and would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)	Performance. Buyer shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Buyer under this Agreement prior to or on the Closing Date.

(c)	No Injunction. On the Closing Date, no injunction, Order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force.

(d)	NYSE Listing. If the Buyer Equity Option is exercised, the Common Units issuable hereunder shall have received the NYSE Listing Approval.

(e)	Closing Deliverables. Buyer shall be ready, willing, and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 2.7(b).

7.3	Satisfaction of Closing Conditions. Each of the Parties shall proceed diligently and in good faith and use all commercially reasonable efforts to fulfill and assist in the fulfillment of the conditions set forth in Section 7.1 and Section 7.2. In addition, each of the Parties agrees not to take any action that could reasonably be expected to preclude, delay or have an adverse effect on the transactions contemplated by this Agreement, or which would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect.

Article 8
Termination

8.1	Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)	by the mutual consent of Buyer and Seller, as evidenced in writing signed by each of Buyer and Seller;

(b)	by Buyer, upon Notice to Seller, if there has been a material breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to consummate the transactions contemplated hereby set forth in Section 7.1 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within ten (10) days after delivery of Notice thereof from Buyer;

(c)	by Seller, upon Notice to Buyer, if there has been a material breach by Buyer of any representation, warranty, agreement or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Seller to consummate the transactions contemplated hereby set forth in Section 7.2 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within ten (10) days after delivery of Notice thereof from Seller;

(d)	by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)	by Seller or Buyer, upon written notice to the other Party, if Closing has not occurred on or before the date that is fifteen (15) days after the Target Closing Date; or

(f)	by Seller, by written notice to Buyer if Buyer does not timely pay the Performance Deposit in accordance with Section 2.3.

provided, however, that no Party shall be entitled to terminate this Agreement under Section 8.1(b), Section 8.1(c), or Section 8.1(e) if (i) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties or covenants hereunder that would give rise to the failure of any of the conditions specified in Article 7, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 8.2(b) or Section 8.2(c) below.

8.2	Effect of Termination.

(a)	In the event of any termination of this Agreement, other than as set forth in this Section 8.2, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 8.2, Section 5.5 and Article 10 shall survive the termination of this Agreement indefinitely, along with defined terms in Section 1.1 to the extent applicable to such provisions, and shall be enforceable by the Parties) and (b) there shall be no liability or obligation on the part of Buyer or Seller to any other Party with respect to this Agreement.

(b)	In the event that (i) all conditions precedent to the obligations of Buyer set forth in Section 7.1 have been satisfied or waived in writing by Buyer (or would have been satisfied except for the breach or failure of any of Buyer’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of the Buyer’s representations, warranties or covenants hereunder, including, if and when required, Buyer’s obligations to consummate the transactions contemplated hereunder at the Closing, then Seller shall be entitled to (A) exercise any rights at law or in equity (including the right to specific performance of this Agreement) or (B) terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Seller as liquidated damages hereunder, and the Parties shall promptly execute and deliver a joint instruction letter to the Escrow Agent to such effect. Seller and Buyer each acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Performance Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller and (z) such liquidated damages do not constitute a penalty.

(c)	In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 7.2 have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of Seller’s representations, warranties, or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of Seller’s representations, warranties or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at the Closing, then Buyer shall be entitled, as the sole and exclusive remedy of the Buyer against Seller for the failure to consummate the transactions contemplated hereunder at the Closing, to either (A) seek specific performance of this Agreement, or (B) terminate this Agreement and receive the entirety of the Performance Deposit for the sole account and use of Buyer, and the Parties shall promptly execute and deliver a joint instruction letter to the Escrow Agent to such effect, and Buyer may recover from Seller its reasonable and documented out-of-pocket costs and expenses paid in connection with the negotiation of this Agreement and the transactions contemplated hereby, including brokers’, agents’, advisors’ and attorneys’ fees.

(d)	In the event that this Agreement is terminated under Section 8.1 and Seller is not entitled or required to receive the Performance Deposit under Section 8.2(b), Buyer shall be entitled to receive the entirety of the Performance Deposit for the account of Buyer.

(e)	Promptly, but in no event later than three (3) Business Days after the termination of this Agreement, Seller and Buyer shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Performance Deposit to the Party or Parties entitled to receive the Performance Deposit as provided in this Section 8.2.

(f)	Upon termination of this Agreement, (i) Buyer shall return to Seller or destroy (at Seller’s option) all records, title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Conveyed Assets and (ii) an officer of Buyer shall certify Buyer’s compliance with preceding Section 8.2(f)(i) to Seller in writing.

8.3	Specific Performance. Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Party’s rights under Section 8.2(b) and Section 8.2(c), (i) the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law, (ii) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (iii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Party’s rights under Section 8.2(b) and Section 8.2(c), (iv) the other Party shall be entitled to seek equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Party’s rights under Section 8.2(b) and Section 8.2(c), in addition to all other remedies available at law or in equity, including monetary damages, (v) neither Party, nor its Representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Party’s rights under Section 8.2(b) and Section 8.2(c) on the basis of adequacy of monetary damages and (vi) each Party agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 8.2(b) and Section 8.2(c).

Article 9
Assumed Obligations; Indemnification

9.1	Assumed Obligations. Subject to Seller’s obligations pursuant to Section 9.2, upon the consummation of the Closing, Buyer (or its designee) shall assume and agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities of Seller, known or unknown, to the extent and only to the extent arising from, based upon, or attributable to the ownership of the Conveyed Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on, or after the Effective Time or the Closing Date but subject to the Specified Obligations (collectively, the “Assumed Obligations”); provided, however, that (a) said assumption and agreement to fulfill, perform, pay and discharge the Assumed Obligations shall not increase the obligation of Buyer (or its designee) or any of its Affiliates with respect to such Assumed Obligations beyond that of Seller, waive any valid defense that was available to Seller with respect to any Assumed Obligations or enlarge the rights or remedies of any Third Party, if any, under any of the Assumed Obligations and (b) the Assumed Obligations shall not include, Specified Obligations or other Losses to the extent and only for the periods that Seller is obligated hereunder to provide indemnity for such Losses to the Buyer Identified Parties under Section 9.2 with respect to such Specified Obligations and Losses.

9.2	Seller’s Indemnification. Upon the consummation of the Closing, Seller hereby agrees to pay, defend, indemnify, reimburse and hold harmless Buyer, its Affiliates and its and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Buyer Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and to the extent which such Loss results from, arises out of or in connection with, is based upon, or exists by reason of the following:

(a)	any breach of or inaccuracy in any representation or warranty of Seller set forth in this Agreement;

(b)	any failure by Seller to perform or observe any covenant, agreement or obligation set forth in this Agreement which is not fully cured as provided in Article 8 of this Agreement; or

(c)	the Specified Obligations.

9.3	Buyer’s Indemnification. Upon the consummation of the Closing, each Buyer hereby agrees to jointly and severally pay, defend, indemnify, reimburse and hold harmless Seller, its Affiliates and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and to the extent which such Loss results from, arises out of or in connection with, is based upon, or exists by reason of the following:

(a)	any breach of or inaccuracy in any representation or warranty of Buyer set forth in this Agreement;

(b)	any failure by Buyer to perform or observe any covenant, agreement or obligation set forth in this Agreement, which is not fully cured as provided in Article 8 of this Agreement; or

(c)	any of the Assumed Obligations;

EVEN IF ANY SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEES OR THIRD PARTY, but excepting and excluding in the case of Section 9.3(c) any Losses against which Buyer is entitled to indemnity from Seller under Section 9.2(c) at the time the applicable Indemnification Notice is presented by Buyer (but such exception and exclusion only applying to the extent and for the periods Seller is obligated hereunder to provide such indemnity under this Article 9).

Notwithstanding anything in this Agreement to the contrary, (i) for purposes of determining the amount of Losses recoverable by Seller Indemnified Parties or Buyer Indemnified Parties resulting from breaches of representations and warranties by the Seller or Buyer, respectively and (ii) for the purposes of determining whether a Seller Indemnified Party is entitled to indemnification under this Article 9 for breaches of representations and warranties by the Buyer or whether a Buyer Indemnified Party is entitled to indemnification under this Article 9 for breaches of representations and warranties by Seller, each of the representations and warranties herein that contains any qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representations and warranties shall be disregarded.

9.4	Indemnification Procedures

(a)	If a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) has suffered or incurred any Loss and seeks indemnification under this Article 9, the Indemnified Party shall so notify the Party from whom indemnification is sought (such Party, the “Indemnifying Party”) promptly in writing describing the event giving rise to such Loss, the basis upon which indemnification is being sought hereunder, the amount estimated of such Loss (if known or reasonably capable of estimation), and a method of computation of such Loss, all with reasonable particularity and containing a reference to one or more provisions of this Agreement in respect of such Loss (the “Indemnification Notice”); provided, that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability hereunder (i) except to the extent the Indemnifying Party shall have been actually prejudiced thereby or (ii) such notification is received after the termination of the applicable survival period.

(b)	In the event that any claim, demand, or cause of action is brought by a Third Party for which an Indemnifying Party may be liable to an Indemnified Party hereunder or any Proceeding is commenced by a Third Party involving such claim, demand or cause of action (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event if practicable within thirty (30) days after receiving written notice of such Third Party Claim, deliver to the Indemnifying Party an Indemnification Notice informing the Indemnifying Party of such Third Party Claim (the “Claim Notice”); provided, that the failure of any Indemnified Party to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party from liability hereunder (i) except to the extent the Indemnifying Party shall have been actually prejudiced thereby or (ii) such notification is received after the termination of the applicable survival period. The Indemnifying Party shall have thirty (30) days (or such shorter period if the nature of the claim so requires) from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing, to defend against such Third Party Claim at its sole cost and expense. If the Indemnifying Party undertakes to defend against such Third Party Claim (which undertaking shall not constitute an admission or agreement that the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder in respect of such matter): (A) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (B) the Indemnifying Party shall keep the Indemnified Party reasonably informed of the material developments in the Third Party Claim at all stages therefor and promptly submit to the Indemnified Party copies of all legal documents received or filed in connection therewith and (C) the Indemnifying Party shall not consent to any settlement without the prior written consent of the Indemnified Party that (1) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or (2) imposes an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim that the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel at the Indemnifying Party’s expense in the investigation, defense, and settlement thereof (but shall not be required to bring counter-claims or cross-claims against any Person); provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel reasonably acceptable to Indemnifying Party at the expense of Indemnifying Party if in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any single Third Party Claim or a series of related Third Party Claims. Notwithstanding anything to the contrary in this Section 9.4, the Indemnifying Party shall not be entitled to defend, assume or continue to assume the defense or settlement or, or to consent to the settlement or compromise of, any Third Party Claim (which in each case, shall be controlled solely by the Indemnified Party unless otherwise consented to in writing by the Indemnified Party) if (x) the claim seeks injunctive or equitable relief against the Indemnified Party or (y) the claim relates to a criminal action or involves claims by a Governmental Authority.

(c)	If the Indemnifying Party does not undertake within the Notice Period to assume the defense of any such Third Party Claim, the Indemnifying Party shall nevertheless have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement, compromise or discharge that is entered into without its prior consent, such consent not to be unreasonably withheld, conditioned, or delayed. The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other Representatives, all information and documents (at no cost to the Indemnifying Party, other than for reasonable out-of-pocket expenses of the Indemnified Party) that are reasonably available to such party and reasonably required in connection with the defense against a Third Party of any indemnification claim brought under this Article 9 (but excluding any documents subject to attorney-client privilege or relating to any dispute between the Parties as to the availability of indemnification hereunder). The Indemnified Party, the Indemnifying Party and each of their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

(d)	Seller and Buyer shall treat any indemnity payments made pursuant to this Article 9 as adjustments to the Purchase Price (or, in the case that Buyer elects to exercise the Buyer Equity Option, the Base Option Cash Purchase Price, as adjusted pursuant to this Agreement) for U.S. federal and applicable state and local income tax purposes except to the extent otherwise required by Law.

(e)	Any indemnification with respect to any claim pursuant to this Article 9 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable indemnitee within ten (10) Business Days after a final determination thereof.

(f)	To the extent the provisions of this Section 9.4 are inconsistent with Section 6.6, Section 6.6 shall control.

9.5	Certain Limitations on Indemnity Obligations

(a)	Except for breaches of Seller’s Fundamental Representations or the representations and warranties set forth in Section 3.5 and any indemnification rights related thereto, and except for claims for breach of the Special Warranty in the Assignment, no individual claim of Buyer or the Buyer Indemnified Parties pursuant to Section 9.2(a) shall be made hereunder unless such individual claim or matter arising out of the same set of facts, circumstances or occurrences exceeds an amount equal to $100,000 (the “Individual Claim Threshold”), and then only to the extent the aggregate amount of such claims in excess of the Individual Claim Threshold exceeds two percent (2.0%) of the Base Purchase Price (the “Indemnity Deductible”). Except for breaches of Seller’s Fundamental Representations or the representations and warranties set forth in Section 3.5 and any indemnification rights related thereto, and except for claims for breach of the Special Warranty in the Assignment, if the total amount of all of Buyer’s or the Buyer Indemnified Parties’ individual claims which exceed the Individual Claim Threshold exceed the Indemnity Deductible, then Seller’s obligations under Section 9.2(a) shall be limited to the amount by which the aggregate amount of such individual claims which exceed the Individual Claim Threshold exceeds the Indemnity Deductible.

(b)	Except for breaches of Buyer’s Fundamental Representations and any indemnification rights related thereto, no individual claim of Seller or the Seller Indemnified Parties pursuant to Section 9.3(a) shall be made hereunder unless such individual claim or matter arising out of the same set of facts, circumstances or occurrences exceeds Individual Claim Threshold, and then only to the extent the aggregate amount of such claims in excess of the Individual Claim Threshold exceeds the Indemnity Deductible. Except for breaches of Buyer’s Fundamental Representations and any indemnification rights related thereto, if the total amount of all of Seller’s or the Seller Indemnified Parties’ individual claims which exceed the Individual Claim Threshold exceed the Indemnity Deductible, then Buyer’s obligations under Section 9.3(a) shall be limited to the amount by which the aggregate amount of such individual claims which exceed the Individual Claim Threshold exceeds the Indemnity Deductible.

(c)	Except for breaches of Seller’s Fundamental Representations or the representations and warranties set forth in Section 3.5 and any indemnification rights related thereto, and except for claims for breach of the Special Warranty in the Assignment, in no event will Seller’s aggregate liability under Section 9.2(a) exceed 10% of the Base Purchase Price (the “Seller Cap”). In no event shall Seller’s aggregate liability under Section 9.2 exceed the Purchase Price.

(d)	Except for breaches of Buyer’s Fundamental Representations and any indemnification rights related thereto, in no event will Buyer’s aggregate liability under Section 9.3(a) exceed 10% of the Base Purchase Price (the “Buyer Cap”). In no event shall Buyer’s aggregate liability under Section 9.3 exceed the Purchase Price.

(e)	The amount of any indemnification provided under Sections 9.2 and 9.3 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (net of any collection costs (including any sales, use or similar Taxes imposed on or with respect to any services obtained by the Indemnified Party in connection with the collection of insurance proceeds under any such policy, but excluding, for the avoidance of doubt, Income Taxes payable or otherwise owed by the Indemnified Party as a result of its receipt of such amounts under the applicable insurance policy)), and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates.

(f)	Except with respect to liabilities resulting from Fraud, from and after Closing, except for the Special Warranty in the Assignment, each of the Party’s and its respective Indemnified Parties’ sole exclusive remedy against any Buyer Indemnified Party or Seller Indemnified Party, as applicable, with respect to the negotiation, performance, and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants, and agreements of the Parties contained herein, the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each of Seller and Buyer at Closing or contained in any other agreement, contract, or instrument delivered hereunder by or on behalf of Seller or Buyer, as applicable, are the rights set forth in Section 9.2, as limited by the terms of this Article 9 and the Special Warranty in the Assignment, (ii) the right to specific performance for the breach or failure of the other Party to perform any covenants required to be performed after Closing. Except for the remedies contained in this Article 9, upon Closing, each Party waives, releases, remises, and forever discharges, and shall cause each Buyer Indemnified Party or Seller Indemnified Party, as applicable, to waive, release, remise, and forever discharge, each such Party’s Indemnified Party from any and all Losses, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges, or causes of action whatsoever, in law or in equity, known or unknown, which any Buyer Indemnified Party or Seller Indemnified Party, as applicable, might now or subsequently may have, based on, relating to, or arising out of the negotiation, performance, and consummation of this Agreement or the transactions contemplated hereunder or the ownership, use or operation of the Conveyed Assets, or the condition, quality, status, or nature of the Conveyed Assets, including rights to contribution under The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or any other Environmental Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any Buyer Indemnified party, and any rights under agreements among any members of the Seller Group, even if caused in whole or in part by the negligence (whether gross, sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitee, or third party.

(g)	Notwithstanding anything stated herein to the contrary, Seller will not have any liability to Buyer or Buyer Indemnified Parties and Buyer will not have any liability to Seller or Seller Indemnified Parties under this Article 9 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement.

(h)	Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through Seller or Buyer, as applicable.

(i)	Subject to the terms of this Agreement, each Indemnified Party shall make commercially reasonable efforts to recover, mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable under to this Agreement.

(j)	Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, in no event shall either Party be entitled to assert the breach or failure of any representation, warranty, or covenant of the other Party or any condition precedent of the other Party in this Agreement or any related document or any certificate delivered pursuant hereto or thereto as a basis for a claim for indemnification or defense under this Article 9 to the extent that such Party had Knowledge of such breach or failure prior to the Closing Date, and such Party shall be deemed to have waived any claim for breach of a covenant, representation, or warranty or for indemnity hereunder related thereto.

(k)	To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

9.6	Express Negligence. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 9 COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING BUYER TO BE RESPONSIBLE FOR THE NEGLIGENCE (whether gross, sole, joint, active, passive, comparative, or concurrent), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER INDEMNIFIED PARTIES.

9.7	Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive the Closing until the date thirty six (36) months after Closing Date, (b) Seller’s representations and warranties in Section 3.5 shall each survive the Closing until sixty (60) days after the expiration of the applicable Tax statute of limitations; (c) all of Seller’s representations and warranties (other than Seller’s Fundamental Representations and the representations and warranties in Section 3.5) shall survive the Closing until the date twelve (12) months after the Closing Date; (d) all of Buyer’s representations and warranties (other than Buyer’s Fundamental Representations) shall survive the Closing until the date twelve (12) months after Closing Date; (e) all covenants and agreements of the Parties in Article 6 or otherwise relating to Taxes or Tax Proceedings shall survive the Closing until sixty (60) days after the expiration of the applicable Tax statute of limitations; (f) all obligations of Seller under Section 9.2(c) shall survive Closing as follows: (i) indefinitely with respect to the Specified Obligations described in subparts (a) and (b) of the definition of “Specified Obligations”, (ii) twenty four (24) months after Closing with respect to the Specified Obligations described in subpart (c), (d) or (e) of the definition of “Specified Obligations” and (iii) sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the Specified Obligations described in subpart (f) of the definition of “Specified Obligations”; and (g) all other covenants and agreements of the Parties (i) that are required to be performed at or prior to Closing shall survive the Closing until the date twelve (12) months after the Closing Date and (ii) that are required to performed after the Closing shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date prescribed herein. The (A) indemnity in Section 9.2(c) shall survive from and after the Closing as follows: (i) indefinitely with respect to the Specified Obligations described in subparts (a) and (b) of the definition of “Specified Obligations”, (ii) twenty four (24) months after Closing with respect to the Specified Obligations described in subpart (c), (d) or (e) of the definition of “Specified Obligations” and (iii) sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the Specified Obligations described in subpart (f) of the definition of “Specified Obligations”; (B) indemnity in Section 9.3(c) shall survive from and after the Closing without time limit; and (C) all the other indemnities shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to the indemnification thereto (as specified herein), in each case, except as to matters for which a written claim for indemnity has been delivered to the indemnifying Person in accordance with this Agreement on or before such termination date. The Special Warranty in the Assignment will survive the Closing for thirty-six (36) months.

9.8	Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, following Closing, Buyer and Seller each waive any right to rescind this Agreement or any of the transactions contemplated hereby.

9.9	Amendment or Dissolution of Seller. Following Closing until the date twelve (12) months after the Closing Date, Seller shall not: (a) amend its Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Buyer Indemnified Parties to indemnification pursuant to Section 9.2, including by the removal of any Boren Partner from the Seller partnership (provided that, for certainty, it is expressly acknowledged and agreed that the removal of a Boren Partner as a partner of Seller does not, in and of itself, have an adverse effect on the rights, preferences or privileges of the Buyer Indemnified Parties to indemnification pursuant to Section 9.2); (b) sell or in any other manner dispose of all or substantially all of its assets unless the transferee agrees in writing to assume all of Seller’s indemnification obligations pursuant to Section 9.2; or (c) adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization. For certainty, it is acknowledged and agreed that any distribution or other payment made by Seller to the Boren Partners (or to any one or more of them) shall not be a violation of this Section 9.9

Article 10
Other Provisions

10.1	Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by Notice in writing to the other Party):

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Attention: Robert D. Ravnaas

E-mail: robert@kimbellrp.com

With a copy (which shall not constitute notice) to:

White & Case LLP
609 Main Street
Houston, TX 77002
Attention:	Jason A. Rocha
Charlie Ofner
E-mail:	jason.rocha@whitecase.com
charlie.ofner@whitecase.com

and

Kelly Hart & Hallman LLP

201 Main Street #2500

Fort Worth, TX 76102

Attention: Drew Neal

Email: drew.neal@kellyhart.com

If to Seller, to:

Boren Minerals

1784 Clark Avenue

Weyburn, SK S4H 3G3

Attention: Management Team

E-mail: tricia_boren@msn.ca

With a copy (which shall not constitute notice) to:

MLT Aikins LLP

Suite 1201, 409 – 3rd Avenue S

Saskatoon, Saskatchewan S7K 5R5

Attention: Ryan Hallman

E-mail: rhallman@mltaikins.com

and

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas

Attention: Bryan Edward Loocke

E-mail: bloocke@velaw.com

10.2	Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any transfer or delegation made without such consent shall be null and void ab initio; provided, however, nothing shall limit Buyer’s right to convey all or a portion of the Conveyed Assets after Closing. Unless expressly agreed to in writing by each Party, no permitted assignment of any Party’s rights or duties that is subject to the consent of the Parties shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder, and such assigning Party shall be fully liable for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3	Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that, (a) the Nonparty Affiliates are intended Third Party beneficiaries of Section 10.13, (b) the Buyer Indemnified Parties are intended Third Party beneficiaries of Section 9.2, and (c) the Seller Indemnified Parties are intended Third Party beneficiaries of Section 9.3. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Seller Indemnified Party or Buyer Indemnified Party pursuant to this Agreement) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 9.2, Section 9.3 or by a Nonparty Affiliate in connection with the enforcement of Section 10.13.

10.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5	Entire Agreement. This Agreement (together with the schedules attached hereto, the Disclosure Schedule and exhibits to this Agreement), Assignment, and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing (collectively, the “Transaction Documents”), constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by, between or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. The provisions of this Agreement and (when executed) the other Transaction Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth in this Agreement and (when executed) the other Transaction Documents.

10.6	Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by such Party, in and of itself, that such information is material to or outside the Ordinary Course of such Party or required to be disclosed on the Disclosure Schedule. Each Party shall have the continuing right until two (2) Business Days prior to the Closing Date to add, supplement or amend the Disclosure Schedules to the representations and warranties of such applicable Party with respect to any matter hereafter arising which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in the Disclosure Schedules so that the representations or warranties of such Party would be true, correct and complete as of the Closing Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.1(a) or Section 7.2(a) have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment under this Section 10.6. If the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment in accordance with the first sentence of this Section 10.6 shall be disregarded for purposes of, and shall not affect, Buyer’s or Seller’s remedies under Section 9.2(a) and Section 9.3(a), respectively, to the extent that such addition, supplement or amendment does not individually or in the aggregate result in a failure to satisfy the condition set forth in Section 7.1(a) or Section 7.2(a); provided, however, that in the event that such addition, supplement or amendment does, individually or in the aggregate, result in a failure to satisfy the condition set forth in Section 7.1(a) or Section 7.2(a) and Buyer or Seller, as applicable, waives in writing the failure of such condition, Buyer or Seller, as applicable, shall be deemed to have waived such remedies under Section 9.2(a) or Section 9.3(a), as applicable, with respect to such addition, supplement or amendment.

10.7	Amendments; Waiver. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which refers to this Agreement executed by each Party. Any failure by any Party to comply with any of its obligations, agreements or conditions herein may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party or the other Party’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

10.8	Publicity. If any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions contemplated hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review at least three (3) Business Days prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof. Failure to provide comments back to the other Party within two (2) Business Days of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 10.8. Notwithstanding anything to the contrary in this Section 10.8, no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion). All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller. The foregoing shall not limit disclosures required by applicable Laws or by rules or regulations of any Governmental Authority or stock exchange.

10.9	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.10	Governing Law; Jurisdiction; Jury Waiver.

(a)	THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

(b)	Any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the Business Court of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Proceeding arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of Business Court of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas. Each Party irrevocably waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such Proceeding may be served upon it outside of the State of Texas in and for Business Court of the State of Texas in and for Houston, Texas or the Texas State District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Business Court of the State of Texas in and for Houston, Texas or the United States District Court or the Texas State District Court located in Houston, Texas.

(c)	To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 10.10(b). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such Proceeding may be served upon it outside of the State of Texas in and for Business Court of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Business Court of the State of Texas in and for Houston, Texas or the United States District Court located in Houston, Texas.

(d)	The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

(e)	EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

10.11	Waiver of Special Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE MEMBERS OF SELLER INDEMNIFIED PARTIES AND BUYER INDEMNIFIED PARTIES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN LOST PROFITS, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.

10.12	Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed herein. In furtherance of the foregoing, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth herein), or on any equitable grounds. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Without limiting the foregoing, time is of the essence in this Agreement.

10.13	No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made only against (and such representations and warranties are those solely of) the Parties and the Boren Partners (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner (excluding the Boren Partners), manager, equity holder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equity holder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement. Notwithstanding anything in this Agreement to the contrary, each Nonparty Affiliate is expressly intended to be a third-party beneficiary with respect to this Section 10.13. This Section 10.13 shall not be effective as to Seller to the extent Seller makes any distribution to its members, including any portion of the Purchase Price, that would violate any provision of the Texas Business Organizations Code.

10.14	Relationship of Buyers. Notwithstanding anything herein to the contrary, each Buyer shall be jointly and severally liable for the duties and obligations of each other Buyer under this Agreement and any other Transaction Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.

SELLER:

BOREN MINERALS

By:	/s/ Connie Arndt
Name:	Connie Arndt
Title:	Partner and Authorized Signatory

Signature Page to Purchase and Sale Agreement

BUYER:

KIMBELL ROYALTY PARTNERS, LP By: Kimbell Royalty GP, LLC, its general partner

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer

KIMBELL ROYALTY OPERATING, LLC

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer

Signature Page to Purchase and Sale Agreement